Filed Pursuant to Rule 424(b)(5)

Registration No. 333-221565

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
2.600 % Senior Notes due 2020 Floating Rate Senior Notes due 2020 3.050 % Senior Notes due 2022	$1,400,000,000	$174,300

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PROSPECTUS    SUPPLEMENT

(TO PROSPECTUS DATED NOVEMBER 14, 2017)

EXPRESS SCRIPTS HOLDING COMPANY

$500,000,000 2.600% Senior Notes due 2020

$400,000,000 Floating Rate Senior Notes due 2020

$500,000,000 3.050% Senior Notes due 2022

We are offering $500,000,000 aggregate principal amount of our 2.600% Senior Notes due 2020 (the “2020 fixed rate notes”), $400,000,000 aggregate principal amount of our Floating Rate Senior Notes due 2020 (the “2020 floating rate notes”) and $500,000,000 aggregate principal amount of our 3.050% Senior Notes due 2022 (the “2022 fixed rate notes” and, together with the 2020 fixed rate notes, the “fixed rate notes” and the fixed rate notes together with the 2020 floating rate notes, collectively, the “notes”). We will pay interest on the fixed rate notes on May 30 and November 30 of each year, beginning on May 30, 2018. We will pay interest on the 2020 floating rate notes on March 1, May 30, August 30 and November 30 of each year, beginning on March 1, 2018. The 2020 floating rate notes will bear interest at a floating rate equal to three-month LIBOR plus 0.750%. See “Description of the Notes—Principal, Maturity and Interest—Floating Rate Notes.”

We may redeem some or all of the fixed rate notes at our option at any time and from time to time at the applicable redemption prices described in this prospectus supplement under “Description of the Notes—Optional Redemption—Fixed Rate Notes.” We may redeem some or all of the 2020 floating rate notes at our option on December 3, 2018 or at any time thereafter at a redemption price equal to 100% of the principal amount of the 2020 floating rate notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption. See “Description of the Notes—Optional Redemption—Floating Rate Notes.” We must offer to repurchase the notes upon the occurrence of a change of control triggering event at the price described in the accompanying prospectus under “Description of Debt Securities—Purchase of Debt Securities Upon a Change of Control Triggering Event.”

The notes will be jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by Express Scripts, Inc. and Medco Health Solutions, Inc. See “Description of the Notes—Guarantees.” The notes and guarantees will be our and our subsidiary guarantors’ general unsecured obligations and will rank equally in right of payment with our and our subsidiary guarantors’ other senior indebtedness from time to time outstanding. The notes will be effectively subordinated to our and our subsidiary guarantors’ secured indebtedness to the extent of the value of the collateral securing such indebtedness. The notes will be structurally subordinated in right of payment to the obligations (including trade payables) of our subsidiaries that are not guarantors. The notes will not be listed on any securities exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Express Scripts Holding Company(1)
Per 2020 fixed rate note	99.977%	0.450%	99.527%
2020 fixed rate notes total	$499,885,000	$2,250,000	$497,635,000
Per 2020 floating rate note	100.000%	0.450%	99.550%
2020 floating rate notes total	$400,000,000	$1,800,000	$398,200,000
Per 2022 fixed rate note	99.793%	0.600%	99.193%
2022 fixed rate notes total	$498,965,000	$3,000,000	$495,965,000

Total	$1,398,850,000	$7,050,000	$1,391,800,000

(1)	Plus accrued interest, if any, from and including November 30, 2017 if settlement occurs after that date to the date of delivery. Delivery of the notes to investors in registered book-entry form only through the facilities of The Depository Trust Company (“DTC”) will be made on or about November 30, 2017. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear system.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Mizuho Securities
Credit Suisse	J. P. Morgan	Morgan Stanley
RBC Capital Markets		Wells Fargo Securities

Co-Managers

Credit Agricole CIB	Scotiabank	SMBC Nikko
SunTrust Robinson Humphrey	TD Securities	US Bancorp
Loop Capital Markets

The date of this prospectus supplement is November 20, 2017.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part consists of this prospectus supplement, which describes the specific terms of the offering. The second part consists of the accompanying prospectus, which gives more general information, some of which may not be applicable to the offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus we file with the SEC.

We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus supplement, unless otherwise specified or the context requires otherwise, we use the terms “Express Scripts,” the “Company,” “we,” “us” and “our” to refer to Express Scripts Holding Company and its subsidiaries on a consolidated basis.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus contains or may contain forward-looking statements. These forward-looking statements include, among others, statements of our plans, objectives, expectations (financial or otherwise) or intentions.

Our forward-looking statements involve risks and uncertainties. Our actual results may differ materially from those projected or suggested in any forward-looking statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Any number of factors could cause our actual results to differ materially from those contemplated by any forward-looking statements, including, but not limited to, the risks associated with the following:

•	our ability to remain profitable in a very competitive marketplace depends upon our continued ability to attract and retain clients while maintaining our margins, differentiate our products and services from those of our competitors, and develop and cross-sell new products and services to our existing clients;

•	our failure to anticipate and appropriately adapt to changes or trends within the rapidly changing healthcare industry;

•	changes in applicable laws, rules or regulations, or their interpretation or enforcement, or the enactment of new laws, rules or regulations, which apply to our business practices (past, present or future) or require us to spend significant resources for compliance;

•	a failure in the security or stability of our technology infrastructure, or the infrastructure of one or more of our key vendors;

•	our failure to execute on, or other issues arising under, certain key client contracts;

•	significant changes within the pharmacy provider marketplace, including the loss of or adverse change in our relationship with one or more key pharmacy providers;

•	changes to the healthcare industry designed to manage healthcare costs or alter healthcare financing practices or changes to government policies in general;

•	a significant failure or disruption in service within our operations or the operations of our vendors;

•	changes relating to Medicare Part D, our failure to comply with Centers for Medicare & Medicaid Services (“CMS”) regulatory requirements, our failure to comply with CMS contractual requirements applicable to us as a Medicare Part D prescription drug plan sponsor or our failure to otherwise execute on our strategies related to Medicare Part D;

•	our failure to effectively execute on strategic transactions or successfully integrate the business operations or achieve the anticipated benefits from any acquired businesses;

•	a failure to adequately protect confidential health information received and used in our business operations;

•	the termination, loss or unfavorable modification of our relationship with one or more key pharmaceutical manufacturers, or the significant reduction in payments made or discounts provided by pharmaceutical manufacturers;

S-iii

•	results in pending and future litigation, including derivative and other class action claims related to our dispute with Anthem, Inc., investigations or other proceedings which could subject us to significant monetary damages or penalties and/or require us to change our business practices, or the costs incurred in connection with such proceedings;

•	our failure to attract and retain talented employees, or to manage succession and retention for our Chief Executive Officer or other key executives;

•	changes in drug pricing or industry pricing benchmarks;

•	the impact of our debt service obligations on the availability of funds for other business purposes, the terms of and our required compliance with covenants relating to our indebtedness and our access to the credit markets in general;

•	the delay, reduction, suspension or cancellation of government spending or appropriations relating to our business;

•	general economic conditions; and

•	other risks described from time to time in our filings with the SEC.

These and other relevant factors, including those risk factors identified in our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and our other filings under the Securities Exchange Act of 1934, as amended (“Exchange Act”), parts of which are incorporated by reference in this prospectus supplement, should be carefully considered when reviewing any forward-looking statement. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” We note these factors for investors as permitted under the Private Securities Litigation Reform Act of 1995. Investors should understand it is impossible to predict or identify all such factors or risks. As such, you should not consider either the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties.

S-iv

SUMMARY

This summary highlights selected information about us and the offering. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, and the other documents that we refer to and incorporate by reference herein and therein for a more complete understanding of us and the offering. In particular, we incorporate by reference important business and financial information into this prospectus supplement and the accompanying prospectus.

Our Business

As the largest stand-alone pharmacy benefit management (“PBM”) company in the United States, we provide a full range of services to our clients, which include managed care organizations, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans, government health programs, providers, clinics, hospitals and others. We report segments on the basis of products and services offered and have determined we have two reportable segments: PBM and Other Business Operations. Our integrated PBM services include clinical solutions, Express Scripts SafeGuardRx, specialized pharmacy care, home delivery pharmacy services, specialty pharmacy services, retail network pharmacy administration, benefit design consultation, drug utilization review, drug formulary management, Medicare, Medicaid and Public Exchange Offerings, administration of a group purchasing organization and consumer health and drug information.

Through our Other Business Operations segment, we provide distribution services of specialty pharmaceuticals and medical supplies to providers, clients and hospitals and provide consulting services for pharmaceutical and biotechnology manufacturers to collect scientific evidence to guide the safe, effective and affordable use of medicines.

Revenues generated by our segments can be classified as either tangible product revenues or service revenues. We earn tangible product revenues from the sale of prescription drugs by retail pharmacies in our retail pharmacy networks and from dispensing prescription drugs from our home delivery and specialty pharmacies. Service revenues include administrative fees associated with the administration of retail pharmacy networks contracted by certain clients, informed decision counseling services and certain specialty pharmacy services. Tangible product revenues generated by our PBM and Other Business Operations segments represented 98.3% of revenues for both the nine months ended September 30, 2017 and 2016.

Recent Developments

Proposed Acquisition of eviCore

On October 9, 2017, the Company, Oz Parent, Inc., a wholly owned subsidiary of the Company, and certain of their subsidiaries (the “Merger Subs”) entered into a Transaction Agreement and Plan of Merger (the “Merger Agreement”) with CareCore National Group, LLC (“CareCore”) and certain of its affiliates controlling the business known as eviCore healthcare. Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, the Merger Subs will merge with and into CareCore and certain of its affiliates such that eviCore healthcare will be owned, directly or indirectly, by the Company. The transaction is subject to customary regulatory approvals and closing conditions and is expected to close in the fourth quarter of 2017.

Financing Transactions

On October 26, 2017, the Company entered into an Amendment and Restatement Agreement with Express Scripts, Inc. (“ESI”), Medco Health Solutions, Inc. (“Medco”), the lenders party thereto, Citibank, N.A., as administrative agent, and Credit Suisse AG, Cayman Islands Branch, as administrative agent under the Company’s existing credit agreement, which amended and restated the Company’s existing credit agreement (as amended and restated, the “Credit Agreement”). The Credit Agreement provides for a five-year revolving loan facility (the “Revolving Facility”) in an aggregate principal amount of $3.5 billion and continues an existing five-year term loan (the “Term Loan”) in an outstanding aggregate principal amount of $2.625 billion.

In connection with entering into the Credit Agreement, on October 26, 2017, the Company sent a notice to the respective trustees under the indentures governing the Company’s outstanding senior notes (including outstanding senior notes issued by ESI and Medco) that, pursuant to the terms of the indentures and effective as of October 26, 2017, simultaneously with the closing of the Credit Agreement, each of the guarantors under such indentures, other than the Company, ESI and Medco, as applicable, was automatically released from all of its respective obligations under such indentures and its respective guarantees of the outstanding senior notes of the Company, ESI and Medco issued thereunder.

On October 27, 2017, the Company established a commercial paper program (the “Commercial Paper Program”) pursuant to which the Company may issue short-term, unsecured commercial paper notes (the “CP Notes”). Amounts available under the Commercial Paper Program may be borrowed, repaid and re-borrowed from time to time, with the aggregate face or principal amount of the CP Notes outstanding under the Commercial Paper Program at any time not to exceed $3.5 billion. The CP Notes may have maturities of up to 397 days from the date of issue. The CP Notes are unconditionally guaranteed by ESI and Medco. The net proceeds of the issuances of the CP Notes are expected to be used for general corporate purposes. The Company plans to use the Revolving Facility as a liquidity backstop for its borrowings under the Commercial Paper Program.

Corporate Information

ESI was incorporated in Missouri in September 1986, and was reincorporated in Delaware in March 1992. Aristotle Holding, Inc. was incorporated in Delaware on July 15, 2011. On April 2, 2012, ESI consummated a merger with Medco and both ESI and Medco became wholly-owned subsidiaries of Aristotle Holding, Inc. Aristotle Holding, Inc. was renamed Express Scripts Holding Company concurrently with the consummation of the merger.

Our principal executive offices are located at One Express Way, Saint Louis, Missouri, 63121. Our telephone number is (314) 996-0900 and our website is www.express-scripts.com. Information included on or accessible through our website is not part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement.

THE OFFERING

The following is a brief summary of some of the terms of the offering. For a more complete description of the terms of the notes, please refer to “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. You should read carefully this entire prospectus supplement and the accompanying prospectus for a more complete understanding of us and the offering.

Issuer	Express Scripts Holding Company

Notes Offered	$500,000,000 aggregate principal amount of 2020 fixed rate notes.

$400,000,000 aggregate principal amount of 2020 floating rate notes.

$500,000,000 aggregate principal amount of 2022 fixed rate notes.

Maturity Dates	The 2020 fixed rate notes will mature on November 30, 2020, the 2020 floating rate notes will mature on November 30, 2020 and the 2022 fixed rate notes will mature on November 30, 2022.

Interest Payment Dates	We will pay interest on the fixed rate notes on May 30 and November 30 of each year, beginning on May 30, 2018.

We will pay interest on the 2020 floating rate notes on March 1, May 30, August 30 and November 30 of each year, beginning on March 1, 2018.

Interest Rates	The 2020 fixed rate notes will bear interest at 2.600% per year.

The 2022 fixed rate notes will bear interest at 3.050% per year.

The 2020 floating rate notes will bear interest at a floating rate equal to three-month LIBOR plus 0.750%. See “Description of the Notes—Principal, Maturity and Interest—Floating Rate Notes.”

Guarantees	All payments with respect to the notes, including principal and interest, will be jointly and severally and fully and unconditionally guaranteed on a senior unsecured basis by certain of our 100% owned domestic subsidiaries, each of which is a guarantor of our obligations under our existing revolving credit facility, our existing term loan facility and our existing senior notes. On the issue date, the initial guarantors of the notes will be ESI and Medco. We expect the notes will also be guaranteed in the future by certain subsidiaries under the circumstances described in the accompanying prospectus under “Description of Debt Securities—Covenants—Additional Guarantors.”

Ranking	The notes and the note guarantees:

•	will be our and our subsidiary guarantors’ general unsecured obligations;

•	will rank equally in right of payment with our and our subsidiary guarantors’ other senior indebtedness from time to time outstanding;

•	will be effectively subordinated to our and our subsidiary guarantors’ secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	will be structurally subordinated in right of payment to all indebtedness and other liabilities of our non-guarantor subsidiaries.

Other than capital leases, we and our subsidiary guarantors do not currently have any secured indebtedness.

Optional Redemption	At any time prior to the maturity date of the 2020 fixed rate notes and at any time prior to October 31, 2022 (30 days prior to the maturity date of the 2022 fixed rate notes), the 2020 fixed rate notes and the 2022 fixed rate notes, respectively, will be redeemable, at our option, in whole or in part at any time and from time to time, at the “make-whole” redemption prices described in “Description of the Notes—Optional Redemption.” At any time on or after October 31, 2022 (30 days prior to the maturity date of the 2022 fixed rate notes), the 2022 fixed rate notes will be redeemable, in whole or in part, at our option at any time and from time to time at a redemption price equal to 100% of the principal amount of such 2022 fixed rate notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

We may redeem some or all of the 2020 floating rate notes at our option on December 3, 2018 (the date that is the first business day after the date that is one year following the issue date) or at any time and from time to time thereafter at a redemption price equal to 100% of the principal amount of the 2020 floating rate notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

Offer to Repurchase Upon Change of Control Triggering Event	Upon the occurrence of a change of control triggering event (which includes certain ratings downgrades) in respect of a series of notes as provided in the applicable indenture, we will be required to offer to repurchase the notes of such series for cash at a price of 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest.

Covenants	The indentures governing the notes will contain covenants that, among other matters, limit:

•	our ability to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person;

•	our and certain of our subsidiaries’ ability to create or assume liens; and

•	our and certain of our subsidiaries’ ability to engage in sale and leaseback transactions.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of the Notes—Covenants” in this prospectus supplement and “Description of Debt Securities—Covenants” in the accompanying prospectus.

Use of Proceeds	We estimate the net proceeds from the offering will be approximately $1,389.3 million after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. We intend to use the net proceeds from the offering (i) to repay approximately $400 million in outstanding principal amount of the Term Loan, (ii) to fund a portion of the purchase price of the eviCore acquisition and (iii) for general corporate purposes, which may include repurchases of our common stock under our share repurchase program pursuant to open market transactions, block trades, privately negotiated transactions, accelerated share repurchase programs or other means or a combination of the aforementioned. See “Summary—Recent Developments—Proposed Acquisition of eviCore;—Financing Transactions.”

Conflicts of Interest	Certain of the underwriters or their affiliates are lenders with respect to the Term Loan, a portion of the outstanding principal amount of which will be repaid with the net proceeds of the offering. See “Use of Proceeds.” Because a portion of the net proceeds of this offering, not including underwriting discounts and commissions, may be received by certain underwriters or their affiliates, to the extent any one underwriter, together with its affiliates, receives more than 5% of the net proceeds of this offering, such underwriter would be deemed to have a “conflict of interest” with us in regards to this offering under Financial Industry Regulatory (“FINRA”) Rule 5121. Pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the securities offered are investment grade rated. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Absence of Markets for the Notes	The notes of each series are new issues of securities with no established trading markets. We currently do not intend to apply to list any series of notes on any securities exchange or to seek their admission to trading on any automated quotation system. Accordingly, we cannot provide any assurance as to the development or liquidity of any markets for the notes. See “Underwriting (Conflicts of Interest).”

Governing Law	The notes and the indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	You should carefully consider the information set forth in the “Risk Factors” section of this prospectus supplement as well as all other information included or incorporated by reference in this prospectus supplement and in the accompanying prospectus before deciding whether to invest in the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

We derived the summary historical consolidated statement of operations data, the statement of cash flows data and the other data for the years ended December 31, 2016, 2015 and 2014, and the summary historical consolidated balance sheet data as of December 31, 2016 and 2015, presented below from our audited consolidated financial statements incorporated by reference into this prospectus supplement. We derived the summary historical consolidated statement of operations data, statement of cash flows data and the other data for the nine months ended September 30, 2017 and 2016, respectively, and the summary historical consolidated balance sheet data as of September 30, 2017, presented below from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement. In the opinion of our management, the interim financial information provided herein reflects all adjustments (consisting of normal and recurring adjustments) necessary for a fair statement of the data for the periods presented. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

You should read the summary historical consolidated financial data in conjunction with the information in our management’s discussion and analysis of financial condition and results of operations incorporated by reference into this prospectus supplement, as well as our consolidated financial statements and the related notes thereto incorporated by reference into this prospectus supplement. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014
	(in millions, except per claim data and ratios)
Statement of operations data:
Revenues(1)	$74,685.8	$75,424.2	$100,287.5	$101,751.8	$100,887.1
Cost of revenues(1)	68,414.2	69,141.9	91,667.0	93,349.9	92,962.0

Gross profit	6,271.6	6,282.3	8,620.5	8,401.9	7,925.1
Selling, general and administrative	2,360.0	2,699.2	3,532.7	4,062.6	4,322.7

Operating income	3,911.6	3,613.1	5,087.8	4,339.3	3,602.4
Other (expense) income, net	(411.2)	(521.4)	(660.7)	(475.5)	(536.2)

Income before income taxes	3,500.4	3,091.7	4,427.1	3,863.8	3,066.2
Provision for income taxes	1,299.6	1,103.9	999.5	1,364.3	1,031.2

Net income	2,200.8	1,987.8	3,427.6	2,499.5	2,035.0
Less: Net income attributable to non-controlling interest	11.0	18.1	23.2	23.1	27.4

Net income attributable to Express Scripts	$2,189.8	$1,969.7	$3,404.4	$2,476.4	$2,007.6
Cash flow data:
Cash flows provided by operating activities	$3,981.5	$2,670.5	$4,914.4	$4,848.3	$4,549.0
Cash flows used in investing activities	(311.3)	(245.2)	(351.9)	(268.5)	(411.9)
Cash flows used in financing activities	(3,356.9)	(3,309.5)	(4,677.8)	(3,217.0)	(4,289.7)
Other data:
Total claims	742.7	754.1	1,007.6	1,043.8	1,062.1
Total adjusted claims(2)	1,045.3	1,052.7	1,407.6	1,441.6	1,450.0
EBITDA attributable to Express Scripts(3)	$5,244.8	$5,206.2	$7,219.2	$6,675.3	$5,817.9
Adjusted EBITDA attributable to Express Scripts(4)	$5,267.7	$5,206.2	$7,260.4	$7,046.9	$6,802.5
Adjusted EBITDA attributable to Express Scripts per adjusted claim(5)	5.04	4.95	5.16	4.89	4.69
Ratio of earnings to fixed charges(6)	8.6	8.3	8.7	8.4	6.7

	As of September 30,	As of December 31,
	2017	2016	2015
		(in millions)
Balance sheet data:
Cash and cash equivalents	$3,395.9	$3,077.2	$3,186.3
Receivables, net	6,871.5	7,062.1	6,721.3
Total current assets	12,679.0	12,363.4	12,059.5
Total assets	51,206.2	51,744.9	53,243.3
Total liabilities	35,283.9	35,501.1	35,862.8
Total stockholders’ equity	15,922.3	16,243.8	17,380.5

(1)	Includes retail pharmacy co-payments of $6,409.7 million and $6,685.9 million for the nine months ended September 30, 2017 and 2016, respectively, and $8,569.2 million, $9,170.0 million and $10,272.7 million for the years ended December 31, 2016, 2015 and 2014, respectively.

(2)	The Company revised its methodology for reporting adjusted network claims for the year ending December 31, 2016. The change was made retrospectively, for the years ending December 31, 2015 and 2014. The revised methodology includes an adjustment to reflect non-specialty network claims filled through our 90-day programs. These claims are now multiplied by three, as these claims, on average, typically cover a time period three times longer than other network claims. Home delivery claims are also multiplied by three, consistent with prior practice, as home delivery claims typically cover a time period three times longer than unadjusted network claims. All other network and specialty claims are counted as one claim.

(3)	EBITDA is presented as attributable to Express Scripts, excluding non-controlling interest representing the share allocated to members of our consolidated affiliates. EBITDA is a financial measure that is not calculated or presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The Company believes that EBITDA provides management and investors with useful information about the earnings impact of certain expenses and is useful for (i) comparison of our earnings to those of other companies; (ii) a better understanding of the Company’s ongoing performance; (iii) planning and forecasting for future periods; and (iv) assessing period-to-period performance trends. Management assesses the Company’s operating performance using EBITDA in order to better isolate the impact of certain expenses that may not be comparable between periods or indicative of the ongoing performance of our operations.

(4)	Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. Adjusted EBITDA is EBITDA excluding enterprise value initiative costs, other compensation costs, transaction and integration costs and a legal settlement, as these charges are not considered an indicator of ongoing company performance. Management believes that Adjusted EBITDA, considered along with the corresponding GAAP measure, provides management and investors with useful information about the earnings impact of certain non-operating expenses which is useful for comparison of our earnings to those of other companies. We believe that Adjusted EBITDA is also useful in assessing period-to-period performance trends. In addition, our definition and calculation of Adjusted EBITDA may not be comparable to that used by other companies.

(5)	Adjusted EBITDA per adjusted claim is calculated by dividing Adjusted EBITDA by the adjusted claim volume for the period. Adjusted EBITDA per adjusted claim is a financial measure that is not calculated or presented in accordance with GAAP, and should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The Company believes that Adjusted EBITDA per adjusted claim provides management and investors with useful information about the earnings and performance of the Company on a per unit basis.

(6)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes, adjusted to include distributed equity income from joint venture, plus fixed charges less income attributable to non-controlling interest. Fixed charges include interest expense and our estimate of the interest component of rental expense, which is estimated to be one third of rental expense.

Provided below is a reconciliation of net income attributable to Express Scripts to each of EBITDA attributable to Express Scripts and Adjusted EBITDA attributable to Express Scripts as we believe it is the most directly comparable measure calculated under GAAP.

	Nine Months Ended September 30,		Year Ended December 31,
	2017	2016	2016	2015	2014
	(in millions)		(in millions)
Net income attributable to Express Scripts	$2,189.8	$1,969.7	$3,404.4	$2,476.4	$2,007.6
Provision for income taxes	1,299.6	1,103.9	999.5	1,364.3	1,031.2
Depreciation and amortization(1)	1,344.2	1,611.2	2,154.6	2,359.1	2,242.9
Other (expense) income, net	411.2	521.4	660.7	475.5	536.2

EBITDA attributable to Express Scripts(2)	5,244.8	5,206.2	7,219.2	6,675.3	5,817.9
Enterprise value initiative costs(3)	22.9	—	—	—	—
Other compensation costs(3)(4)	—	—	41.2	—	—
Transaction and integration costs(3)	—	—	—	311.6	984.6
Legal settlement(3)	—	—	—	60.0	—

Adjusted EBITDA attributable to Express Scripts(3)	$5,267.7	$5,206.2	$7,260.4	$7,046.9	$6,802.5

(1)	Depreciation and amortization includes an additional $95.1 million and $73.9 million for the nine months ended September 30, 2017 and September 30, 2016, respectively, related to our decision to amortize our pharmacy benefit management agreement with Anthem over 10 years as opposed to 15 years. Depreciation and amortization includes accelerated depreciation of $0.4 million for the nine months ended September 30, 2017 related to our enterprise value initiative. Depreciation and amortization presented above includes $205.2 million and $92.1 million for the years ended December 31, 2015 and 2014, respectively, of depreciation related to the integration of Medco, which is not included in transaction and integration costs.

(2)	EBITDA is presented as attributable to Express Scripts, excluding non-controlling interest representing the share allocated to members of our consolidated affiliates. EBITDA is a financial measure that is not calculated or presented in accordance with GAAP and should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The Company believes that EBITDA provides management and investors with useful information about the earnings impact of certain expenses and is useful for (i) comparison of our earnings to those of other companies; (ii) a better understanding of the Company’s ongoing performance; (iii) planning and forecasting for future periods; and (iv) assessing period-to-period performance trends. Management assesses the Company’s operating performance using EBITDA in order to better isolate the impact of certain expenses that may not be comparable between periods or indicative of the ongoing performance of our operations.

(3)

Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. Adjusted EBITDA is EBITDA excluding enterprise value initiative costs, other compensation costs, transaction and integration costs and a legal settlement as these charges are not considered an indicator of ongoing company performance. Management believes that Adjusted EBITDA, considered along with the corresponding GAAP measure, provides management and investors with useful information about the earnings impact of certain non-operating expenses which is useful for comparison of our earnings to those of other companies.

We believe that Adjusted EBITDA is also useful in assessing period-to-period performance trends. In addition, our definition and calculation of Adjusted EBITDA may not be comparable to that used by other companies.

(4)	In October 2016, we recognized a previously disclosed net tax benefit of approximately $511.0 million related to the disposition of PolyMedica Corporation (liberty). Following receipt of the tax benefit proceeds, our Board of Directors authorized the use of $41.2 million, or approximately 8% of the PolyMedica Corporation (Liberty) tax benefit proceeds, to reward employees for the significant contribution this multi-year effort provided the Company and its shareholders. This special, one-time payment is excluded from our fourth quarter and full year 2016 adjusted selling, general and administrative expenses, which impacts adjusted EBITDA.

RISK FACTORS

An investment in the notes involves certain risks. Before making an investment decision, you should carefully read and consider the risk factors described below as well as the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2017 and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings with the SEC under the Exchange Act. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. You may lose all or part of your investment. In addition, please read “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus supplement where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to the Offering

Higher levels of indebtedness and increased debt service obligations will effectively reduce the amount of funds available for other business purposes and may adversely affect us.

We have a significant amount of indebtedness. As of September 30, 2017, after giving pro forma effect to the offering and the anticipated use of proceeds therefrom, we would have had approximately $15,898.0 million of indebtedness outstanding. We intend to use the net proceeds from the offering (i) to repay approximately $400 million in outstanding principal amount of the Term Loan, (ii) to fund a portion of the purchase price of the eviCore acquisition and (iii) for general corporate purposes, which may include repurchases of our common stock under our share repurchase program pursuant to open market transactions, block trades, privately negotiated transactions, accelerated share repurchase programs or other means or a combination of the aforementioned. See “Summary—Recent Developments—Proposed Acquisition of eviCore;—Financing Transactions.” Accordingly, it is likely that most of the proceeds from the offering will not be used to make any investments that could potentially increase our earnings or enhance our ability to service our increased levels of indebtedness.

We may also incur additional long-term debt and working capital lines of credit to meet future financing needs, subject to certain restrictions in the agreements governing our indebtedness, including the notes, our existing revolving facility, our existing term facility and our existing senior notes, which would increase our total debt.

Interest costs related to the notes will be substantial and our increased level of indebtedness could reduce funds available for acquisitions, capital expenditures or other business purposes, impact our ratings, restrict our financial and operating flexibility or create competitive disadvantages compared to other companies with lower debt levels.

Our ability to make payments of principal and interest on our indebtedness, including the notes, depends upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other cash requirements, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the notes;

•	to sell selected assets or businesses; or

•	to reduce or delay planned capital or operating expenditures.

Such measures might not be sufficient to enable us to service our debt, including the notes, and meet our other cash requirements. In addition, any such financing, refinancing or sale of assets might not be available at all or on economically favorable terms.

As a holding company, we require cash from our subsidiaries to make payments on the notes.

The issuer of the notes is a holding company. As a holding company, our cash flow and ability to service our indebtedness, including the notes, is dependent upon the earnings of our subsidiaries and the distribution of those earnings to us or upon the payment of funds to us by those subsidiaries. Our subsidiaries are separate and distinct legal entities that have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes (other than in respect of the guarantees of the notes by the guarantors) or to make funds available to us. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, is contingent upon the earnings of those subsidiaries and is subject to various business considerations. As a holding company, if we are unable to obtain cash from our subsidiaries, we may be unable to fund required payments in respect of the notes.

Upon a change of control triggering event with respect to a particular series of notes, we may not be able to repurchase all of such notes, which would result in a default under the indenture in respect of such notes.

Upon the occurrence of a change of control triggering event in respect of a particular series of notes, we will be required to offer to repurchase the notes of such series at a price of 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest. For more information, see “Description of Debt Securities—Purchase of Debt Securities Upon a Change of Control Triggering Event” in the accompanying prospectus. However, we may not have sufficient funds to repurchase such notes. In addition, our ability to repurchase notes may be limited by law or the terms of other agreements relating to our indebtedness. The failure to make such repurchase would result in a default under the notes. A change of control may also require us to make an offer to repurchase certain of our other indebtedness and may give rise to a default under our credit facilities. We may not have sufficient funds to repurchase all of the affected indebtedness and repay the amounts owing under our credit facilities.

Redemption may adversely affect your return on the notes.

The notes are redeemable at our option, and therefore we may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption of such notes in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

An increase in interest rates could result in a decrease in the relative value of the fixed rate notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the fixed rate notes and market interest rates increase, the market values of your fixed rate notes may decline. We cannot predict the future level of market interest rates.

Increased regulatory oversight, changes in the method pursuant to which the LIBOR rates are determined and potential phasing out of LIBOR after 2021 may adversely affect the value of the 2020 floating rate notes.

On July 27, 2017, the Financial Conduct Authority (the “FCA”) announced that it will no longer persuade or compel banks to submit LIBOR rates after 2021 (the “FCA Announcement”). It is not possible to predict the effect of the FCA Announcement, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR that will be enacted in the U.K. and elsewhere, which may adversely affect the trading market for LIBOR-based securities, including the 2020 floating rate notes, or result in the phasing out of LIBOR as a reference rate for securities. In addition, any changes announced by the FCA, including the FCA Announcement, the ICE Benchmark Administration Limited or any other successor governance or oversight body, or future changes adopted by such body in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur, the level of interest payments on the 2020 floating rate notes would be affected and, to the extent that the value of your 2020 floating rate notes is affected by reported LIBOR rates, the value of the 2020 floating rate notes may be affected. Further, if three-month LIBOR is not available on an interest determination date for the 2020 floating rate notes, the terms of the 2020 floating rate notes may require that we use three-month LIBOR in effect with respect to the immediately preceding interest period for the 2020 floating rate notes, which may result in different than expected interest payments and could affect the value of the 2020 floating rate notes.

The amount of interest payable on the 2020 floating rate notes is set only once per period based on three-month LIBOR on the applicable interest determination date, which rate may fluctuate substantially.

In the past, the level of three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during an interest period for the 2020 floating rate notes, and you should not take the historical levels of three-month LIBOR as an indication of its future performance. You should further note that although the actual three-month LIBOR on an interest payment date for the 2020 floating rate notes or at other times during an interest period may be higher than three-month LIBOR on the applicable interest determination date for the 2020 floating rate notes, you will not benefit from three-month LIBOR at any time other than on the interest determination date for such interest period for the 2020 floating rate notes. As a result, changes in three-month LIBOR may not result in a comparable change in the market value of the 2020 floating rate notes. In addition, increases in three-month LIBOR as of any interest determination date will require us to make higher interest payments on the 2020 floating rate notes.

The limited covenants in the indentures governing the notes and the terms of the notes will not provide protection against significant events that could adversely impact your investment in the notes.

The indentures governing the notes will not:

•	restrict our ability to issue additional unsecured debt;

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities;

•	restrict our or our subsidiaries’ ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•	restrict our or our subsidiaries’ ability to incur additional indebtedness, including secured indebtedness, that could effectively rank senior to the notes and to engage in sale-leaseback arrangements, subject to certain limits.

Furthermore, the definition of “Change of Control Triggering Event” in the indentures governing the notes will contain only limited protections. We and our subsidiaries could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indentures and the notes will not restrict our ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

The notes are unsecured.

The notes are unsecured. While the indentures governing the notes do contain some restrictions on our ability to incur secured indebtedness, the amount of secured indebtedness that we can incur could be substantial. Holders of any secured indebtedness will have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing such indebtedness, in the event of any bankruptcy, liquidation or similar proceeding involving us.

The notes are structurally subordinated to all liabilities of our subsidiaries that do not guarantee the notes.

The notes will not be guaranteed by certain of our current and future subsidiaries, and under certain circumstances subsidiaries guaranteeing the notes may be released from their guarantees. See “Description of the Notes—Guarantees.” Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of such non-guarantor subsidiaries, including trade creditors. All obligations of such non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes.

On October 26, 2017, in connection with us entering into the Credit Agreement, all of the guarantors under the base indenture governing our outstanding senior notes, other than ESI and Medco, were released from their obligations thereunder and from their guarantees of the outstanding senior notes issued thereunder. See “Summary—Recent Developments—Financing Transactions.” As of September 30, 2017, after giving pro forma effect to the release of the guarantors as described in the immediately preceding sentence, our non-guarantor subsidiaries would have had an aggregate of approximately $5,490.6 million of total liabilities outstanding.

Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes or in respect of such guarantees.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) we or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	we or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left us or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature; or

•	we or any of the guarantors was a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

If a court were to find that the issuance of the notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or subordinate the notes or such guarantee to our or the applicable guarantors’ presently existing and future indebtedness, or require the holders of the notes to repay any amounts received with respect to the notes or any such guarantee. If it is found that a fraudulent transfer or conveyance has occurred, you may not receive any repayment on the notes or in respect of the applicable guarantee. Further, if the notes or guarantees are voided, it could result in an event of default with respect to our and our subsidiaries’ other debt and that could result in acceleration of such debt.

We cannot be certain of the standards that a court would use to determine whether or not we or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be further subordinated to our or any of our guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Although each guarantee will contain a provision that the obligations of the applicable guarantor under its note guarantee will be limited so as not to constitute a fraudulent conveyance or fraudulent transfer under applicable law, this provision may not be effective to protect such guarantee from being voided under fraudulent transfer law.

There are currently no established trading markets for the notes. We cannot assure you that active trading markets for the notes will develop.

Each series of notes is a new issue of securities with no established trading market. We currently do not intend to apply to list the notes on any securities exchange or to seek their admission to trading on any automated quotation system. We have been advised by the underwriters that they presently intend to establish a secondary market in each series of the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any secondary market for any series of the notes at any time without any notice. We cannot assure you as to the liquidity of the trading market for any series of the notes or that an active public market for any series of the notes will develop. If an active public trading market for a series of notes does not develop, the market price and liquidity of such notes will be adversely affected. See “Underwriting (Conflicts of Interest).”

USE OF PROCEEDS

We estimate the net proceeds from the offering will be approximately $1,389.3 million after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. We intend to use the net proceeds from the offering (i) to repay approximately $400 million in outstanding principal amount of the Term Loan, (ii) to fund a portion of the purchase price of the eviCore acquisition and (iii) for general corporate purposes, which may include repurchases of our common stock under our share repurchase program pursuant to open market transactions, block trades, privately negotiated transactions, accelerated share repurchase programs or other means or a combination of the aforementioned. See “Summary—Recent Developments—Proposed Acquisition of eviCore; —Financing Transactions.”

Certain of the underwriters or their affiliates are lenders with respect to the Term Loan, a portion of the outstanding principal amount of which will be repaid with the net proceeds of the offering. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2017, on an actual basis and on an as adjusted basis to give effect to the offering and the anticipated use of the net proceeds therefrom (after deducting underwriting discounts and commissions and other estimated offering expenses payable by us). As adjusted amounts will vary from amounts set forth below depending on several factors, including potential changes in our use of proceeds from the offering.

You should read the data set forth in the table below in conjunction with “Use of Proceeds” and “Summary Historical Consolidated Financial Data” appearing elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited financial statements and the accompanying notes, which are incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 and our Current Report on Form 8-K filed on November 14, 2017.

	As of September 30, 2017
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$3,395.9	$4,385.2

Debt(1):
Revolving Facility(2)	$—	$—
Term Loan(2)(3)	2,619.1	2,220.0
7.125% senior notes due 2018	845.9	845.9
2.250% senior notes due 2019	996.6	996.6
7.250% senior notes due 2019	336.6	336.6
4.125% senior notes due 2020	503.2	503.2
2.600% senior notes due 2020 offered hereby	—	496.7
Floating rate senior notes due 2020 offered hereby	—	397.5
3.300% senior notes due 2021	496.6	496.6
4.750% senior notes due 2021	1,241.0	1,241.0
3.900% senior notes due 2022	986.3	986.3
3.050% senior notes due 2022 offered hereby	—	495.1
3.000% senior notes due 2023	993.3	993.3
3.500% senior notes due 2024	989.4	989.4
4.500% senior notes due 2026	1,482.6	1,482.6
3.400% senior notes due 2027	1,489.6	1,489.6
6.125% senior notes due 2041	444.2	444.2
4.800% senior notes due 2046	1,483.4	1,483.4

Total debt	14,907.8	15,898.0
Total stockholders’ equity	15,922.3	15,921.4

Total Capitalization	$30,830.1	$31,819.4

(1)	Amount is shown net of unamortized discounts, premiums and net financing costs.

(2)	On October 26, 2017, we entered into the Credit Agreement, which provided for the Revolving Facility and continued the outstanding Term Loan. At October 26, 2017, no amounts were drawn under the Revolving Facility.

(3)	We make quarterly principal payments on the Term Loan. The Term Loan had an average interest rate of 2.48% as of September 30, 2017.

DESCRIPTION OF THE NOTES

The following description of certain material terms of the notes offered hereby does not purport to be complete. This description adds information to the description of the general terms and provisions of the debt securities in the accompanying prospectus. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

The $500,000,000 aggregate principal amount of our 2.600% Senior Notes due 2020 (the “2020 fixed rate notes”), the $400,000,000 aggregate principal amount of our Floating Rate Senior Notes due 2020 (the “2020 floating rate notes”) and the $500,000,000 aggregate principal amount of our 3.050% Senior Notes due 2022 (the “2022 fixed rate notes” and, together with the 2020 fixed rate notes, collectively, the “fixed rate notes,” and the fixed rate notes, together with the 2020 floating rate notes, collectively, the “notes”) will be issued under and governed by an indenture dated as of November 21, 2011 (the “base indenture”) among us, the guarantors and Wells Fargo Bank, National Association, as trustee (the “trustee”), as supplemented by supplemental indentures in respect of each series of the notes to be entered into among us, the guarantors and the trustee (together with the base indenture, the “indenture”). Although for convenience the 2020 fixed rate notes, the 2020 floating rate notes and the 2022 fixed rate notes are referred to as “notes,” each will be issued as a separate series and will not together have any class voting rights. Accordingly, for purposes of this Description of the Notes, references to “notes” shall be deemed to refer to each series of notes separately, and not to the 2020 fixed rate notes, the 2020 floating rate notes and the 2022 fixed rate notes on any combined basis. Unless otherwise defined herein, capitalized terms used in the following description are defined in the indenture. As used in the following description, the terms “we,” “us,” “our,” and “Express Scripts” refer to Express Scripts Holding Company and not to any of its subsidiaries, unless the context requires otherwise.

We urge you to read the indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the notes. The following description of material terms of the indenture and the notes is a summary only. This description is subject to, and qualified in its entirety by reference to, the actual provisions of the notes and the indenture, which are or will be filed with the SEC. For information about how to obtain copies of the indenture from us, see “Where You Can Find More Information.”

General

The aggregate principal amount of the 2020 fixed rate notes offered hereby will initially be limited to $500,000,000 and will mature on November 30, 2020. The aggregate principal amount of the 2020 floating rate notes offered hereby will initially be limited to $400,000,000 and will mature on November 30, 2020. The aggregate principal amount of the 2022 fixed rate notes offered hereby will initially be limited to $500,000,000 and will mature on November 30, 2022. We may, without the consent of the holders of the applicable series of notes, increase such principal amounts in the future, on the same terms and conditions as the notes of the applicable series being offered hereby (except for the issue date, issue price and, in some cases, the first interest payment date); provided, however, that in the event any subsequently issued notes are not fungible with the applicable series of notes for U.S. federal income tax purposes, such subsequently issued notes will be issued with a separate CUSIP number so that they are distinguishable from the applicable series of notes. All notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000.

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior indebtedness, including our guarantees of debt issued by ESI and Medco. The notes will be jointly and severally and fully and unconditionally guaranteed by certain of our domestic wholly owned subsidiaries, each of which is a guarantor or other obligor in respect of our obligations under our existing revolving credit facility, our existing term loan facility and our existing senior notes. On the issue date, the initial guarantors of the notes will be ESI and Medco. The notes will be effectively subordinated to any secured indebtedness we and our subsidiaries may have or incur in the future to the extent of the collateral securing the same and will be structurally subordinated to the obligations (including trade accounts payable) of our subsidiaries that do not guarantee the notes. At September 30, 2017, we had outstanding approximately

$14,907.8 million of senior unsecured indebtedness and no secured indebtedness, and our non-guarantor subsidiaries had approximately $5,490.6 million of liabilities.

The indenture will not contain any covenants or provisions that would afford the holders of the notes protection in the event of a highly leveraged or other transaction that is not in the best interests of noteholders, except to the limited extent described in the accompanying prospectus under “Description of Debt Securities—Covenants.”

Guarantees

The notes will be jointly and severally and fully and unconditionally guaranteed by certain of our domestic wholly owned subsidiaries, each of which is a guarantor or other obligor in respect of our obligations under our existing revolving credit facility, our existing term loan facilities and our existing senior notes. Commencing on the issue date, the notes will be guaranteed by ESI and Medco. The notes will also be guaranteed in the future by certain subsidiaries under the circumstances described in the accompanying prospectus under “Description of Debt Securities—Covenants—Additional Guarantors,” including any subsidiary that becomes a guarantor of obligations under our existing revolving credit facility or our existing term loan facility, provided that the notes will not be guaranteed by any subsidiaries that are “controlled foreign corporations” (or any subsidiaries of such “controlled foreign corporations”) as defined in the Internal Revenue Code of 1986, as amended (the “Code”).

Each guarantor’s guarantee of the notes:

•	will be a general unsecured obligation of that guarantor;

•	will be pari passu in right of payment with all existing and future senior indebtedness of that guarantor, but will be effectively subordinated to all of that guarantor’s future secured indebtedness to the extent of the value of the collateral that secures such indebtedness; and

•	will be senior in right of payment to all existing and future subordinated indebtedness of that guarantor.

Not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of September 30, 2017, our non-guarantor subsidiaries held 55% of our consolidated assets and had total liabilities of $5,490.6 million. For the nine months ended September 30, 2017 and the year ended December 31, 2016, the non-guarantor subsidiaries generated 62% and 42%, respectively, of our consolidated total revenues and 88% and 21%, respectively, of our consolidated operating income.

The obligations of each guarantor will be limited as necessary to prevent the guarantees from constituting a fraudulent conveyance under applicable law. If a guarantee is rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the guarantor, and, depending on the amount of such indebtedness, a guarantor’s liability on its guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Offering—Federal and state fraudulent transfer laws may permit a court to void the guarantees, and, if that occurs, you may not receive any payments on the notes or in respect of such guarantees.”

The indenture provides for the release of all or some of the subsidiary guarantors of the notes in certain circumstances, including:

•	all or substantially all of the equity interests or assets of such guarantor are sold, transferred or otherwise disposed of, other than to us, one of our subsidiaries or one of our affiliates;

•	such guarantor is not a borrower, issuer or guarantor under, and has not granted any then-existing lien to secure any obligations pursuant to, our existing revolving credit facility or our existing term loan facility or, in each case, any refinancing or replacement thereof, or any other indebtedness having an aggregate principal amount outstanding in excess of 15% of our consolidated net worth, and is released or discharged from each guarantee and lien granted by such guarantor with respect to all of such indebtedness other than obligations arising under the indenture and any securities issued under the indenture, except discharges or releases by or as a result of payment under such guarantees; or

•	under the circumstances described in the accompanying prospectus under “Description of Debt Securities—Covenants—Additional Guarantors.”

No guarantor currently has any guarantee with respect to, or has incurred or granted any lien to secure, debt of an amount in excess of 15% of our consolidated net worth, other than guarantees of obligations under our existing revolving credit facility, our existing term loan facility and our existing senior notes. Therefore, unless such other debt is hereafter so incurred, guaranteed or secured by a guarantor, if such guarantor is released from its guarantees with respect to our existing revolving credit facility, our existing term loan facility and our existing senior notes, then such guarantor may be released from its guarantee of the notes.

Our existing revolving credit facility and our existing term loan facility provide that a guarantor shall be automatically released from its guarantee obligations upon the consummation of any transaction permitted by the Credit Agreement as a result of which such guarantor ceases to be a domestic subsidiary of the Company.

Principal, Maturity and Interest

Fixed Rate Notes

The 2020 fixed rate notes will mature on November 30, 2020 unless we redeem such notes prior to that date, as described below under “—Optional Redemption.” Interest on the 2020 fixed rate notes will accrue at the rate of 2.600% per year, and will be paid on the basis of a 360-day year of twelve 30-day months. We will pay interest on the 2020 fixed rate notes semi-annually in arrears on May 30 and November 30 of each year, beginning on May 30, 2018, to the holder in whose name each such note is registered on the day that is 15 days prior to the relevant interest payment date, whether or not such day is a business day.

The 2022 fixed rate notes will mature on November 30, 2022 unless we redeem such notes prior to that date, as described below under “—Optional Redemption.” Interest on the 2022 fixed rate notes will accrue at the rate of 3.050% per year, and will be paid on the basis of a 360-day year of twelve 30-day months. We will pay interest on the 2022 fixed rate notes semi-annually in arrears on May 30 and November 30 of each year, beginning on May 30, 2018, to the holder in whose name each such note is registered on the day that is 15 days prior to the relevant interest payment date, whether or not such day is a business day.

If any interest payment date or stated maturity date in respect of the fixed rate notes falls on a day that is not a business day in The City of New York, we will make the required payment of principal, premium, if any, and/or interest on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the stated maturity, as the case may be, to the next business day.

Floating Rate Notes

The 2020 floating rate notes will mature on November 30, 2020 unless we redeem such notes prior to that date, as described below under “—Optional Redemption.” We will pay interest on the 2020 floating rate notes quarterly in arrears on March 1, May 30, August 30 and November 30 of each year, beginning on March 1,

2018, to holders of record on the LIBOR business day (as defined below) immediately before the relevant interest payment date. The amount of accrued interest that we will pay for any interest period can be calculated by multiplying the face amount of the 2020 floating rate notes then outstanding by an accrued interest factor. This accrued interest factor is computed by adding the interest factor calculated for each day from and including November 30, 2017, or from and including the most recent interest payment date to which interest has been paid and provided for, to but excluding the applicable interest payment date. The interest factor for each day is computed by dividing the interest rate on the 2020 floating rate notes applicable to that day by 360.

The rate of interest on the 2020 floating rate notes will be reset quarterly by the calculation agent (the “calculation agent”). The trustee will initially act as the calculation agent. The calculation agent will set the initial interest rate on the 2020 floating rate notes on November 30, 2017 and reset the interest rate on the 2020 floating rate notes on each interest payment date of the 2020 floating rate notes, each of which is referred to as an “interest reset date.” The interest rate on the 2020 floating rate notes in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day. If any interest reset date would otherwise be a day that is not a LIBOR business day, the interest reset date will be postponed to the next day that is a LIBOR business day, except that, if that day falls in the next succeeding calendar month, the interest reset date will be the immediately preceding LIBOR business day. A “LIBOR business day” is any day (1) that is not a Saturday or Sunday, (2) on which dealings in deposits in U.S. dollars are transacted in the London interbank market and (3) that is not a day on which banking institutions are generally authorized or obligated by law to close in The City of New York or the city of London.

The interest rate on the 2020 floating rate notes for a particular interest period will be a per annum rate equal to three-month LIBOR as determined on the interest determination date plus 0.750%. The “interest determination date” for an interest period with respect to the 2020 floating rate notes will be the second LIBOR business day preceding the interest reset date. Promptly upon determination, the calculation agent will inform the trustee and us of the interest rate for the 2020 floating rate notes for the next interest period. If any interest determination date would fall on a day that is not a LIBOR business day, the interest determination date will be postponed to the next succeeding LIBOR business day, except that, if that day falls in the next succeeding calendar month, the interest determination date will be the immediately preceding LIBOR business day.

If any interest payment date, other than the maturity date, for the 2020 floating rate notes falls on a day that is not a LIBOR business day, then such interest payment date will be postponed to the next day that is a LIBOR business day, except that, if that LIBOR business day falls in the next succeeding calendar month, then, unless it relates to interest payable at maturity, such interest payment date will be the immediately preceding LIBOR business day. If the maturity date of the 2020 floating rate notes falls on a day that is not a LIBOR business day, then the related payment of principal and interest will be made on the next day that is a LIBOR business day with the same effect as if made on the date that the payment was first due, and no interest will accrue on the amount so payable for the period from the maturity date.

“three-month LIBOR” shall mean the rate determined by the calculation agent in accordance with the following provisions:

(1)	With respect to any interest determination date, three-month LIBOR will be the rate for deposits in U.S. dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that interest determination date. If no such rate appears, then three-month LIBOR, with respect to that interest determination date, will be determined in accordance with the provisions described in clause (2) below.

(2)

With respect to an interest determination date on which no rate appears on the Designated LIBOR Page, as specified in clause (1) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by us, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time. If at least two quotations are provided, then three-month LIBOR on such interest determination date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, then three-month LIBOR on such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such interest determination date by three major banks in The City of New York selected by us for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described in this sentence, three-month LIBOR determined as of such interest determination date will be three-month LIBOR in effect with respect to the immediately preceding interest period.

“Designated LIBOR Page” means the Reuters screen “LIBOR01” page, or any successor page on Reuters selected by us, or if we determine that no such successor page shall exist on Reuters, an equivalent page on any successor service selected by us.

Upon request from any holder of 2020 floating rate notes, the calculation agent will provide the interest rate in effect for the 2020 floating rate notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

All percentages resulting from any calculation of the interest rate for the 2020 floating rate notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts used in or resulting from such calculation on the 2020 floating rate notes will be rounded to the nearest cent (with one-half cent being rounded upward). Each calculation of the interest rate on the 2020 floating rate notes by the calculation agent will (in the absence of manifest error) be final and binding on the holders of the 2020 floating rate notes, the trustee and us.

The interest rate on the 2020 floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. In addition, the interest rate on the 2020 floating rate notes will in no event be lower than zero.

General

We will make payments in respect of the notes represented by the global notes (as defined below) (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC. We will make payments in respect of the notes represented by certificated notes (as defined below) (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the holders of certificated notes or, if no such account is specified, by mailing a check to each holder’s registered address. The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also settle in immediately available funds. See “—Book-Entry.”

Neither we nor the trustee will impose any service charge for any transfer or exchange of a note. However, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of notes.

Optional Redemption

Fixed Rate Notes

At any time prior to the maturity date (in the case of the 2020 fixed rate notes) or the par call date (in the case of the 2022 fixed rate notes), the fixed rate notes of such series will be redeemable, in whole or in part, at our option at any time and from time to time at a redemption price equal to the greater of:

•	100% of the aggregate principal amount of any such fixed rate notes being redeemed, plus accrued and unpaid interest on such fixed rate notes to the redemption date for such fixed rate notes; and

•	the sum of the present values of the remaining scheduled payments discounted to the redemption date for such fixed rate notes on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points in the case of the 2020 fixed rate notes and 15 basis points in the case of the 2022 fixed rate notes, in each case plus unpaid interest on the fixed rate notes being redeemed accrued to the redemption date for such fixed rate notes.

At any time on or after the par call date for the 2022 fixed rate notes, the 2022 fixed rate notes will be redeemable, in whole or in part, at our option at any time and from time to time at a redemption price equal to 100% of the principal amount of such 2022 fixed rate notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption for such 2022 fixed rate notes.

The term “comparable treasury issue” means the United States Treasury security or securities selected by an independent investment banker as having an actual or interpolated maturity comparable to the remaining term of the fixed rate notes of the applicable series being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such fixed rate notes (assuming, for the purpose of this definition, that the 2020 fixed rate notes matured on the maturity date of such notes and the 2022 fixed rate notes matured on the par call date of such notes).

The term “comparable treasury price” means, with respect to any redemption date of fixed rate notes:

•	the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest such reference treasury dealer quotation; or

•	if the trustee obtains fewer than five reference treasury dealer quotations, the average of all reference treasury dealer quotations for such redemption date so obtained.

The term “independent investment banker” means one of the reference treasury dealers appointed by the trustee after consultation with us.

The term “reference treasury dealer” means each of Citigroup Global Markets Inc., Mizuho Securities USA LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and two other primary U.S. government securities dealers selected by us (in each case, or their affiliates and their respective successors); provided that if any of these reference treasury dealers resigns, then the respective successor will be a primary United States government securities dealer in The City of New York selected by us.

The term “reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date for fixed rate notes, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such reference treasury dealer at approximately 3:30 p.m., New York City time, on the third business day preceding such redemption date (or in the case of a satisfaction and discharge, the third business day preceding deposit of the redemption amount).

The term “remaining scheduled payments” means, with respect to each fixed rate note to be redeemed, the remaining scheduled payments of principal and interest thereon that would be due, in the case of the 2020 fixed rate notes, if the 2020 fixed rate notes matured on the maturity date of such notes, and, in the case of the 2022 fixed rate notes, if the 2022 fixed rate notes matured on the par call date of such notes, in each case but for such redemption; provided, however, that, if that redemption date is not an interest payment date with respect to such fixed rate note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

The term “par call date” means October 31, 2022 (30 days prior to the maturity date of the 2022 fixed rate notes).

The term “treasury rate” means, with respect to any redemption date for fixed rate notes, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

Floating Rate Notes

We may redeem some or all of the 2020 floating rate notes at our option on December 3, 2018 (the date that is the first business day after the date that is one year following the issue date of the 2020 floating rate notes) or at any time and from time to time thereafter at a redemption price equal to 100% of the principal amount of the 2020 floating rate notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

General

If we choose to redeem all or less than all of any series of notes, then we will notify the trustee at least 20 days before the date fixed for redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of that series of notes to be redeemed and the redemption date. The trustee will select, in the manner it deems fair and appropriate, the notes of that series to be redeemed in part. See also “—Book-Entry” and “—Global Clearance and Settlement Procedures” below.

We will give written notice of any redemption of any series of notes to holders of that series of notes to be redeemed at their addresses, as shown in the security register for the affected notes, not more than 60 nor less than 15 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the aggregate principal amount of the series of notes to be redeemed, the redemption date and the redemption price.

We will pay the interest installment due on any interest payment date that occurs on or before a redemption date to the holders of the affected series of notes as of the close of business on the applicable regular record date.

If any redemption date in respect of any series of notes falls on a day that is not a business day in The City of New York, we will make the required payment of principal, premium, if any, and/or interest on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after such redemption date to the next business day.

If we have given notice of the redemption of any series of notes as provided in the indenture and made funds irrevocably available for the redemption of such notes on or prior to the redemption date referred to in that notice, then those notes will cease to bear interest on that redemption date and the only remaining right of the holders of those notes will be to receive payment of the redemption price.

The notes will not be subject to, or have the benefit of, a sinking fund.

Covenants

The covenants set forth in the accompanying prospectus under “Description of Debt Securities—Covenants” shall apply in respect of the notes of each series; provided that the reference to Express Scripts, Inc. in clause (g) of the covenant under “Description of Debt Securities—Covenants—Limitations on Liens” shall refer to Express Scripts Holding Company.

Modification, Amendment and Waiver

We, together with the trustee, may modify and amend the indenture and the terms of a series of notes with the consent of the holders of at least a majority in principal amount of the outstanding notes of the affected series; provided that no modification or amendment may, without the consent of each affected holder of the notes of the affected series:

•	change the stated maturity of the principal of, or any installment of interest on, any note;

•	reduce the principal of, or any premium, if any, or rate of interest on, any note;

•	reduce any amount payable upon the redemption of any note or, except as expressly provided in the indenture, change the time at which any note may be redeemed as described under “—Optional Redemption”;

•	change any place of payment where, or the currency in which, any principal of, or premium, if any, or interest on, any note is payable;

•	impair the right of any holder of the notes to receive payment of principal of or interest on such holder’s notes on or after the stated maturity or redemption date or to institute suit for the enforcement of any payment on or with respect to any note on or after the stated maturity or redemption date;

•	reduce the percentage in principal amount of outstanding notes the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	release any guarantor from any of its obligations under its guarantee or the indenture other than in accordance with the terms of the indenture; or

•	modify any of the above provisions.

The provisions relating to a change in control triggering event may not be waived or modified for any series of notes without the written consent of holders of at least a majority in principal amount of that series of notes outstanding. See “Description of Debt Securities—Purchase of Debt Securities Upon a Change of Control Triggering Event” in the accompanying prospectus.

The holders of at least a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all notes of that series, waive any past default under the indenture and its consequences, except a default in the payment of the principal of, or premium, if any, or interest on, any notes or in respect of a covenant or provision that under the indenture cannot be modified or amended without the consent of each holder of that series. In addition, the holders of at least a majority in principal amount of the outstanding notes of the affected series may, on behalf of the holders of all notes of that series, waive compliance with our covenants described in the accompanying prospectus under “Description of Debt Securities—Covenants—Limitations on Liens” and “Description of Debt Securities—Covenants—Limitations on Sale and Leaseback Transactions.”

In addition, we, together with the trustee, may modify and amend the indenture and the terms of the notes without seeking the consent of any holders of the notes to:

•	allow our or any guarantor’s successor to assume our or such guarantor’s obligations under the indenture and the notes pursuant to, in respect of the Company, the provisions described in the accompanying prospectus under the heading “Description of Debt Securities—Covenants—Merger, Consolidation and Sale of Assets”;

•	add to our covenants for the benefit of the holders of the notes or surrender any right or power we have under the indenture;

•	add any additional events of default;

•	secure the notes;

•	provide for a successor trustee with respect to the notes;

•	add or release a guarantor as required or permitted by the indenture;

•	cure any ambiguity, defect or inconsistency;

•	amend the provisions of the indenture relating to the transfer and legending of the notes; provided that (i) compliance with the indenture as so amended would not result in notes being transferred in violation of the Securities Act or any other applicable securities law and (ii) such amendment does not adversely affect the interests of the holders of any notes or owners of beneficial interests in notes; or

•	make any other amendment or supplement to the indenture as long as that amendment or supplement does not adversely affect the interests of the holders of any notes in any material respect.

No amendment to cure any ambiguity, defect or inconsistency in the indenture made solely to conform the indenture to the description of the notes contained in this prospectus supplement will be deemed to adversely affect the interests of the holders of the notes.

Defeasance and Covenant Defeasance

Except as prohibited by the indenture, if we deposit with the trustee sufficient money or United States government obligations, or both, to pay the principal of, and premium, if any, and interest on, the notes of any series on the scheduled due dates therefor, then at our option we may be discharged from certain of our obligations with respect to the notes of such series or elect that our failure to comply with certain restrictive covenants, including those described in the accompanying prospectus under “Description of Debt Securities—Purchase of Debt Securities Upon a Change of Control Triggering Event,” “Description of Debt Securities—Covenants—Merger, Consolidation and Sale of Assets,” “Description of Debt Securities—Covenants—Limitations on Liens,” “Description of Debt Securities—Covenants—Limitations on Sale and Leaseback Transactions,” and “Description of Debt Securities—Covenants—Additional Guarantors” will not be deemed to be or result in an event of default under the applicable notes.

Governing Law

The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry

DTC will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., the DTC’s nominee or such other name as may be requested by an authorized representative of DTC. One or more fully registered global note certificates (“global notes”), representing the total aggregate principal amount of the notes of each series, will be issued and will be deposited with DTC or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

Investors may elect to hold interests in the global notes through either DTC in the United States or Clearstream Banking, societe anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacity, the “United States depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, NYSE American and the Financial Industry Regulatory Authority. Access to DTC’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream, Luxembourg.

The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of the Euroclear System, and applicable Belgian law (collectively, the “terms and conditions”). The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the United States depositary for the Euroclear System.

We will issue the notes of a series in definitive certificated form (“certificated notes”) if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days or an event of default has occurred and is ongoing. If we determine at any time that the notes of a series shall no longer be represented by global security certificates, we will inform DTC of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates, as the case may be, registered in the names directed by DTC. We expect that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the notes and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names; and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

All payments on the notes represented by the global security certificates and all transfers and deliveries of related notes will be made to DTC or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

The information in this section concerning DTC, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its United States depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its United States depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective United States depositaries.

Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant

Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

UNITED STATES FEDERAL INCOME TAX

CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a general discussion of United States federal income tax considerations relating to the ownership and disposition of the notes. Unless otherwise stated, this discussion is limited to the tax consequences to non-U.S. holders (as defined below) who purchase the notes for cash at the original offering price and who hold such notes as capital assets. This discussion does not address specific tax consequences that may be relevant to particular persons (including, among others, financial institutions, banks, insurance companies, real estate investment trusts, regulated investment companies, controlled foreign corporations, passive foreign investment companies, foreign governments, retirement plans, dealers or traders in securities or currencies, brokers, tax-exempt entities, partnerships or other pass-through entities, investors holding the notes as part of an “integrated,” “hedging,” or “conversion” transaction or as a position in a “straddle” for U.S. federal income tax purposes, grantor trusts, holders that have a taxable year other than a calendar year, U.S. expatriates and holders subject to the U.S. federal alternative minimum tax). In addition, this discussion does not describe any tax consequences arising under United States federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Code, the Treasury Department regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis, or subject to different interpretation.

Prospective investors are urged to consult their own tax advisors concerning the tax consequences to them of owning and disposing of the notes in light of their own circumstances.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of the notes (other than a partnership or entity or arrangement treated as a partnership for United States federal income tax purposes) that is not a U.S. holder (as defined herein). A “U.S. holder” is a beneficial owner of a note that is, for United States federal income tax purposes: (i) a citizen or individual resident of the United States; (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of the source; or (iv) a trust (A) with respect to which a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons (as defined in the Code) have the authority to control all its substantial decisions, or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a United States person (as defined in the Code).

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the U.S. federal income tax consequences to the partners of such partnership will depend on the activities of the partnership and the status of the partners. A partnership considering acquiring the notes, and each partner in such partnership, should consult its independent tax advisor about the consequences to the partners of the purchase, ownership and disposition of such notes by the partnership.

Payments of Interest

Subject to the discussion below under “Foreign Account Tax Compliance Act,” payments of principal and interest on the notes by us or any of our agents to a non-U.S. holder generally will not be subject to United States federal withholding tax, provided that in the case of interest:

(1) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2) the non-U.S. holder is not a “controlled foreign corporation” that is related to us, directly or indirectly, through stock ownership for United States federal income tax purposes;

(3) either (A) the beneficial owner of the notes certifies to us or our agent on Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E (or successor form), under penalties of perjury, that it is not a United States person (as defined in the Code), provides its name, address and certain other required information or certain other certification requirements are satisfied, and renews the certificate periodically as required by the Treasury Regulations or (B) a securities clearing organization, or certain other financial institutions holding the note on behalf of the non-U.S. holder certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8IMY (or successor form) that the certification described under (A) above has been received by it and furnishes us or our paying agent with a copy thereof; and certain other conditions are satisfied; and

(4) neither we nor our paying agent has actual knowledge or reason to know that the beneficial owner of the note is not entitled to exemption from withholding tax.

If a non-U.S. holder cannot satisfy the requirements of the exemption described above, payments of interest made to such non-U.S. holder will be subject to a 30% withholding tax unless such holder provides us or our agent, as the case may be, with a properly executed:

(1) IRS Form W-8BEN or W-8BEN-E (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

(2) IRS Form W-8ECI (or successor form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with such holder’s conduct of a trade or business in the United States, and each form is renewed periodically as required by the Treasury Regulations.

If interest on the note is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States), such non-U.S. holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on such interest on a net income basis. In addition, if such non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest on a note will be included in such foreign corporation’s earnings and profits.

Disposition of Notes

Subject to the discussion below under “Foreign Account Tax Compliance Act,” no withholding of United States federal income tax generally will be required with respect to any gain or income realized by a non-U.S. holder upon the sale, exchange or disposition of a note.

A non-U.S. holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a note unless (a) the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or (b) such gain or income is effectively connected with the conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. holder within the United States).

To the extent that the amount realized on any sale, exchange or disposition of a note is attributable to accrued but unpaid interest, such amount will be treated as interest for United States federal income tax purposes.

To the extent that gain on any sale, exchange or disposition of a note is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), such non-U.S. holder will be subject to U.S. federal income tax on such gain on a net basis and, if it is a foreign corporation, may also be subject to an additional 30% U.S. branch profits tax (or lower applicable treaty rate).

Information Reporting and Backup Withholding

A non-U.S. holder may be required to comply with certain certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding tax with respect to payments of principal and interest on, or the proceeds of the sale or other disposition of, a note. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such non-U.S. holder’s United States federal income tax liability; provided the required information is furnished to the IRS. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld, may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on (i) interest payable on, and (ii) after December 31, 2018, gross proceeds from the disposition of, the notes held by or through certain financial institutions (including investment funds), unless such institution certifies that it has entered into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to certain interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and applicable foreign country may modify these requirements. Similarly, (i) interest payable on, and (ii) after December 31, 2018, gross proceeds from the disposition of, the notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (y) certifies that such entity does not have any “substantial United States owners” or (z) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the United States Department of the Treasury. Prospective investors should consult their tax advisors regarding the possible implications of these rules on an investment in the notes.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated November 20, 2017, we have agreed to sell to the underwriters named below, for which Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Securities USA LLC are acting as representatives, the following principal amount of each series of notes set forth opposite its name below.

Underwriters	Principal Amount of 2020 Fixed Rate Notes	Principal Amount of 2020 Floating Rate Notes	Principal Amount of 2022 Fixed Rate Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$77,500,000	$62,000,000	$77,500,000
Citigroup Global Markets Inc.	75,000,000	60,000,000	75,000,000
Mizuho Securities USA LLC	75,000,000	60,000,000	75,000,000
Credit Suisse Securities (USA) LLC	35,000,000	28,000,000	35,000,000
J.P. Morgan Securities LLC	35,000,000	28,000,000	35,000,000
Morgan Stanley & Co. LLC	35,000,000	28,000,000	35,000,000
RBC Capital Markets, LLC	35,000,000	28,000,000	35,000,000
Wells Fargo Securities, LLC	35,000,000	28,000,000	35,000,000
Credit Agricole Securities (USA) Inc.	15,000,000	12,000,000	15,000,000
Scotia Capital (USA) Inc.	15,000,000	12,000,000	15,000,000
SMBC Nikko Securities America, Inc.	15,000,000	12,000,000	15,000,000
SunTrust Robinson Humphrey, Inc.	15,000,000	12,000,000	15,000,000
TD Securities (USA) LLC	15,000,000	12,000,000	15,000,000
U.S. Bancorp Investments, Inc.	15,000,000	12,000,000	15,000,000
Loop Capital Markets LLC	7,500,000	6,000,000	7,500,000

Total	$500,000,000	$400,000,000	$500,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, under certain circumstances the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters propose to offer the notes initially at the applicable public offering prices as set forth on the cover page of this prospectus supplement and may offer the notes to selected dealers at that price, less a concession of 0.250% of the principal amount in the case of the 2020 fixed rate notes, 0.250% of the principal amount in the case of the 2020 floating rate notes and 0.350% of the principal amount in the case of the 2022 fixed rate notes. Any underwriter may allow, and such dealers may reallow, a concession not in excess of 0.200% of the principal amount in the case of the 2020 fixed rate notes, 0.200% of the principal amount in the case of the 2020 floating rate notes and 0.250% of the principal amount in the case of the 2022 fixed rate notes. After the initial public offering of the notes, the underwriters may change the public offering price and concessions and discounts to dealers. The underwriters may offer and sell the notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with the offering expressed as a percentage of the principal amount of the notes.

Paid by Express Scripts
Per 2020 fixed rate note	0.450%
Per 2020 floating rate note	0.450%
Per 2022 fixed rate note	0.600%

We estimate that our out-of-pocket expenses (not including underwriting discounts and commissions) for the offering will be approximately $2.5 million.

The notes are offered for sale in the United States and in jurisdictions outside the United States subject to applicable law.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Each series of notes is a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in each series of notes as permitted by applicable law. They are not obligated, however, to make a market in the notes and any market-making may be discontinued at any time at their sole discretion and without notice. Accordingly, no assurance can be given as to the development or liquidity of any market for any series of notes.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed specified maximum prices.

•	Over-allotment involves sales by the underwriters of notes in excess of the number of notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

We expect that delivery of the notes will be made against payment thereof on or about November 30, 2017, which will be the seventh business day following the pricing of the notes (such settlement cycle being herein referred to as “T + 7”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next five business days will be required, by virtue of the fact that the notes initially will settle T + 7, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing of the notes or the next five business days should consult their own advisor.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions engaged in various activities which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters and their affiliates have provided, and may from time to time in the future provide, certain investment banking, commercial banking and financial advisory services to us and our affiliates, for which they have received or will receive customary compensation.

As described in “Use of Proceeds,” a portion of the net proceeds of this offering are intended to be used, after deducting underwriting discounts and commissions and related fees and expenses, to repay approximately $400 million in outstanding principal amount of the Term Loan. As a result, the underwriters or their affiliates that are lenders thereunder may receive a portion of the net proceeds of this offering. Because a portion of the net proceeds of this offering, not including underwriting discounts and commissions, may be received by certain of the underwriters or their affiliates that are lenders under the Term Loan, to the extent any one underwriter, together with its affiliates, receives more than 5% of the net proceeds of this offering, such underwriter would be deemed to have a “conflict of interest” with us in regard to this offering under FINRA Rule 5121. Pursuant to FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because the securities offered are investment grade rated. In addition, in accordance with FINRA Rule 5121, the underwriters that have a conflict of interest will not confirm sales to any account over which they exercise discretionary authority without the prior written consent of the account holder.

An affiliate of each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC is a lead arranger and joint bookrunner under our existing credit facility. In addition, an affiliate of each of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA LLC, Credit Agricole Securities (USA) Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC, U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC is a lender under our existing credit facility, and an affiliate of Citigroup Global Markets Inc. is administrative agent under the Credit Agreement. An affiliate of Wells Fargo Securities, LLC will serve as trustee under the indenture governing the notes. Certain of the underwriters may also participate in our Commercial Paper Program as dealers.

In addition, in the ordinary course of their business activities the underwriters and their affiliates may make or hold broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold or recommend to clients that they acquire long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of notes may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the offering.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act. Accordingly, the notes may not be sold or offered, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the

disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed on for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The underwriters are being represented by Cravath, Swaine  & Moore LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to Express Scripts Holding Company’s Current Report on Form 8-K dated November 14, 2017 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Express Scripts Holding Company for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Express Scripts Holding Company.

We have filed with the SEC a registration statement on Form S-3 relating to the notes covered by this prospectus supplement, which includes the base indenture of such notes filed as Exhibit 4.2 thereof. This prospectus supplement and the accompanying prospectus are part of the registration statement and do not contain all of the information in the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus supplement, and information filed with the SEC between the date of this prospectus supplement and the date all of the securities offered hereby are sold or the offering is otherwise terminated will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act and applicable SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 14, 2017 (except for the financial statements included therein, which have been superseded by the financial statements included in our Current Report on Form 8-K filed on November 14, 2017);

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed on April 24, 2017, the quarter ended June 30, 2017, filed on July 25, 2017, and the quarter ended September 30, 2017, filed on October 24, 2017 (except for the financial statements included in such Quarterly Report, which have been superseded by the financial statements included in our Current Report on Form 8-K filed on November 14, 2017);

•	the portions of our Definitive Proxy Statement on Schedule 14A, filed on March 17, 2017, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 14, 2017;

•	our Current Reports on Form 8-K filed on March 8, 2017, May 12, 2017, May 23, 2017, June 20, 2017, June 27, 2017, October 10, 2017 (except for the parts thereof furnished and not filed with the SEC), October 24, 2017 (except for the parts thereof furnished and not filed with the SEC), October 31, 2017; November 3, 2017, and November 14, 2017; and

•	the description of our common stock as contained in our Prospectus dated November 15, 2011 (filed November 18, 2011), including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 or Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents that are incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Investor Relations

Express Scripts Holding Company

One Express Way

St. Louis, Missouri 63121

(314) 810-3115

investor.relations@express-scripts.com

PROSPECTUS

EXPRESS SCRIPTS HOLDING COMPANY

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

SUBSCRIPTION RIGHTS

PURCHASE CONTRACTS

PURCHASE UNITS

We may offer and sell from time to time our securities in one or more classes or series and in amounts, at prices and on terms that we will determine at the times of the offerings. Our subsidiaries may guarantee any debt securities that we issue under this prospectus. We may from time to time offer to sell together or separately in one or more offerings:

•	common stock;

•	preferred stock;

•	debt securities, which may be senior, subordinated or junior subordinated;

•	warrants to purchase common stock, preferred stock or debt securities;

•	subscription rights to purchase common stock, preferred stock, debt securities or other securities;

•	purchase contracts; and

•	purchase units.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. These securities may also be resold by selling security holders. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Our common stock is listed on the NASDAQ Global Select Market under the trading symbol “ESRX.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves a high degree of risk. See “Risk Factors” in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and in any applicable prospectus supplement and/or other offering material for a discussion of certain factors which should be considered before making an investment in any securities which may be offered hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 14, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities we will provide a supplement to this prospectus and/or other offering material that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any supplement to this prospectus or other offering material filed by us with the SEC. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Express Scripts,” the “Company,” “we,” “us” and “our” to refer to Express Scripts Holding Company and its subsidiaries on a consolidated basis.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information we have included or incorporated by reference in this prospectus and any accompanying prospectus supplement contains or may contain forward-looking statements. These forward-looking statements include, among other things, statements of our plans, objectives, expectations (financial or otherwise) or intentions.

Our forward-looking statements involve risks and uncertainties. Our actual results may differ materially from those projected or suggested in any forward-looking statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Any number of factors could cause our actual results to differ materially from those contemplated by any forward-looking statements, including, but not limited to, the risks associated with the following:

•	our ability to remain profitable in a very competitive marketplace depends upon our continued ability to attract and retain clients while maintaining our margins, differentiate our products and services from those of our competitors, and develop and cross-sell new products and services to our existing clients;

ii

•	our failure to anticipate and appropriately adapt to changes or trends within the rapidly changing healthcare industry;

•	changes in applicable laws, rules or regulations, or their interpretation or enforcement, or the enactment of new laws, rules or regulations, which apply to our business practices (past, present or future) or require us to spend significant resources for compliance;

•	a failure in the security or stability of our technology infrastructure, or the infrastructure of one or more of our key vendors;

•	our failure to execute on, or other issues arising under, certain key client contracts;

•	significant changes within the pharmacy provider marketplace, including the loss of or adverse change in our relationship with one or more key pharmacy providers;

•	changes to the healthcare industry designed to manage healthcare costs or alter healthcare financing practices or changes to government policies in general;

•	a significant failure or disruption in service within our operations or the operations of our vendors;

•	changes relating to Medicare Part D, our failure to comply with Centers for Medicare & Medicaid Services (“CMS”) regulatory requirements, our failure to comply with CMS contractual requirements applicable to us as a Medicare Part D prescription drug plan sponsor or our failure to otherwise execute on our strategies related to Medicare Part D;

•	our failure to effectively execute on strategic transactions or successfully integrate the business operations or achieve the anticipated benefits from any acquired businesses;

•	a failure to adequately protect confidential health information received and used in our business operations;

•	the termination, loss, or unfavorable modification of our relationship with one or more key pharmaceutical manufacturers, or the significant reduction in payments made or discounts provided by pharmaceutical manufacturers;

•	results in pending and future litigation, including derivative and other class action claims related to our dispute with Anthem, Inc., investigations or other proceedings which could subject us to significant monetary damages or penalties and/or require us to change our business practices, or the costs incurred in connection with such proceedings;

•	our failure to attract and retain talented employees, or to manage succession and retention for our Chief Executive Officer or other key executives;

•	changes in drug pricing or industry pricing benchmarks;

•	the impact of our debt service obligations on the availability of funds for other business purposes, the terms of and our required compliance with covenants relating to our indebtedness and our access to the credit markets in general;

•	the delay, reduction, suspension or cancellation of government spending or appropriations relating to our business;

•	general economic conditions; and

•	other risks described from time to time in our filings with the SEC.

These and other relevant factors and any other information we have included or incorporated by reference in this prospectus and any accompanying prospectus supplement should be carefully considered when reviewing any forward-looking statement. We note these factors for investors as permitted under the Private Securities Litigation Reform Act of 1995. Investors should understand it is impossible to predict or identify all such factors or risks. As such, you should not consider either the foregoing list, or the risks identified in our SEC filings incorporated by reference in the prospectus or any accompanying prospectus supplement, to be a complete discussion of all potential risks or uncertainties.

iii

EXPRESS SCRIPTS HOLDING COMPANY

As the largest stand-alone pharmacy benefit management (“PBM”) company in the United States, we provide a full range of services to our clients, which include managed care organizations, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans, government health programs, providers, clinics, hospitals and others. We report segments on the basis of products and services offered and have determined we have two reportable segments: PBM and Other Business Operations. Our integrated PBM services include clinical solutions, Express Scripts SafeGuardRx, specialized pharmacy care, home delivery pharmacy services, specialty pharmacy services, retail network pharmacy administration, benefit design consultation, drug utilization review, drug formulary management, Medicare, Medicaid and Public Exchange offerings, administration of a group purchasing organization and consumer health and drug information.

Through our Other Business Operations segment, we provide distribution services of specialty pharmaceuticals and medical supplies to providers, clients and hospitals and provide consulting services for pharmaceutical and biotechnology manufacturers to collect scientific evidence to guide the safe, effective and affordable use of medicines.

Express Scripts, Inc. was incorporated in Missouri in September 1986, and was reincorporated in Delaware in March 1992. Aristotle Holding, Inc. was incorporated in Delaware on July 15, 2011. On April 2, 2012, Express Scripts, Inc. consummated a merger with Medco Health Solutions, Inc. and both Express Scripts, Inc. and Medco Health Solutions, Inc. became wholly-owned subsidiaries of Aristotle Holdings, Inc. Aristotle Holding, Inc. was renamed Express Scripts Holding Company concurrently with the consummation of the merger.

Our principal executive offices are located at One Express Way, Saint Louis, Missouri, 63121. Our telephone number is (314) 996-0900 and our website is www.express-scripts.com. Information included on or accessible through our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement and/or other offering material. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling security holder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30, 2017	Year Ended December 31,
		2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges(1)	8.6	8.7	8.4	6.7	6.4	4.3

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes, adjusted to include distributed equity income from joint venture, plus fixed charges less income attributable to non-controlling interest. Fixed charges include interest expense and our estimate of the interest component of rental expense, which is estimated to be one third of rental expense.

As of the date of this prospectus, we had no preferred stock outstanding.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the common stock, preferred stock, debt securities, warrants, subscription rights, purchase contracts and purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 2,985.0 million shares of common stock, par value $0.01 per share, and 15.0 million shares of preferred stock, par value $0.01 per share. As of September 30, 2017, no shares of preferred stock were outstanding and 566,373,000 shares of common stock were outstanding.

The following description of the terms of our common stock and preferred stock is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, each of which is filed as an exhibit to the registration statement of which this prospectus is a part, and the applicable provisions of the General Corporation Law of the State of Delaware. To find out where copies of our amended and restated certificate of incorporation and amended and restated bylaws can be obtained, see “Where You Can Find More Information.”

Common Stock

The outstanding shares of our common stock are fully paid and nonassessable. Each holder of our common stock is entitled to one vote per share upon all questions presented to stockholders. Holders of our common stock have noncumulative voting rights, meaning that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares are not able to elect any directors. The holders of our common stock have no preemptive rights and no rights to convert their common stock into any other securities. There are also no redemption or sinking fund provisions applicable to our common stock.

Subject to the preferences applicable to any shares of our preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends when and as declared by our board of directors from funds legally available therefore and are entitled, in the event of liquidation, to share ratably in all assets remaining paid after payment of liquidation.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ESRX.” The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Blank Check Preferred Stock

Without further stockholder action, our board of directors is authorized to provide for the issuance of preferred stock in one or more series, to fix the number of shares of any such series and to fix the designation of any such series as well as the powers, preferences and rights and the qualifications, limitations or restrictions of the preferred stock and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, any or all of these rights may be greater than the rights of our common stock and effects of the issuances of any preferred stock might include:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; and

•	delaying or preventing a change in control of our company.

Amended and Restated Certificate of Incorporation and Bylaw Provisions

Various provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests. These provisions:

•	authorize our board of directors to establish one or more series of preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

•	provide an advanced written notice procedure with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors;

•	state that special meetings of our stockholders may be called only by the secretary upon the written request or requests of the holders of record representing not less than 35% of the voting power of all capital stock issued and outstanding and entitled to vote; and

•	allow our directors, and not our stockholders, to fill vacancies on our board of directors, including vacancies resulting from removal or enlargement of the board.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time in the form of one or more series of debt securities. The applicable prospectus supplement and/or other offering material will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. The debt securities will be issued under an indenture among us, certain of our domestic subsidiaries that may guarantee the securities and Wells Fargo Bank, National Association, as trustee.

We have summarized selected provisions of the indenture below. The summary is not complete. The indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the indenture.

General

The indenture provides that debt securities in separate series may be issued under the indenture from time to time without limitation as to the aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the maturity, principal and interest, but those terms must be consistent with the indenture.

The applicable prospectus supplement will set forth or describe the following terms of each series of such debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which the debt securities will be offered;

•	the person to whom any interest on the debt securities will be payable;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate or rates that the debt securities will bear and the interest payment dates for the debt securities;

•	the places where payments on the debt securities will be payable;

•	any periods within which, and terms upon which, the debt securities may be redeemed, in whole or in part, at our option;

•	the portion of the principal amount, if less than all, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•	any addition to or change in the events of default with respect to the debt securities;

•	any addition to or change in the covenants in the indenture;

•	whether any of our subsidiaries will provide guarantees of the debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture.

The indenture does not limit the amount of debt securities that may be issued. The indenture allows debt securities to be issued up to the principal amount that we may authorize and such debt securities may be in any currency or currency unit we designate.

Debt securities, including Original Issue Discount Securities (as defined in the indenture), may be sold at a substantial discount below their principal amount. Special U.S. federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable prospectus supplement.

Subsidiary Guarantees

If specified in the prospectus supplement, certain of our subsidiaries (our “subsidiary guarantors”) will guarantee the debt securities of a series.

Purchase of Debt Securities Upon a Change of Control Triggering Event

Upon the occurrence of any change of control triggering event with respect to a particular series of debt securities, each holder of debt securities of such series shall have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their debt securities of such series pursuant to the offer described below (the “change of control offer”) on the terms set forth in the debt securities. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of debt securities repurchased, plus accrued and unpaid interest, if any, on the debt securities repurchased, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) (the “change of control payment”). Within 30 days following any change of control triggering event with respect to a particular series of debt securities, or at our option, prior to any change of control but after the public announcement of the pending change of control, we will be required to mail a notice to holders of debt securities of the applicable series, with a copy to the trustee, describing the transaction or transactions that constitute the change of control triggering event and offering to repurchase the debt securities of such series on the date specified in the notice, which date shall be a business day no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”), pursuant to the procedures required by the debt securities and described in such notice. The notice will, if mailed prior to the date of the consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the change of control payment date. We must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the debt securities as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control provisions of the debt securities, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the change of control provisions of the debt securities by virtue of such conflicts.

On the change of control payment date, we will be required, to the extent lawful, to:

•	accept for payment all debt securities or portions of debt securities properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all debt securities or portions of debt securities properly tendered; and

•	deliver or cause to be delivered to the trustee the debt securities properly accepted, together with an officers’ certificate stating the aggregate principal amount of debt securities or portions of debt securities being purchased and that all conditions precedent provided for in the indenture to the change of control offer and to the repurchase by us of debt securities pursuant to the change of control offer have been complied with.

The paying agent will promptly mail to each holder of debt securities properly tendered the purchase price for the debt securities, and the trustee will promptly authenticate and mail (or cause to be transferred by book-

entry) to each holder a new note equal in principal amount to any unpurchased portion of any debt securities surrendered; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000.

We will not be required to make an offer to repurchase the debt securities upon a change of control triggering event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all debt securities properly tendered and not withdrawn under its offer, or (ii) we have given written notice of a redemption of the debt securities as provided in the indenture, unless we have failed to pay the redemption price on the redemption date. The provisions relating to a change in control triggering event may not be waived or modified for any series of debt securities without the written consent of holders of at least a majority in principal amount of that series of debt securities outstanding. For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

The term “below investment grade rating event” means the debt securities of the applicable series are not rated, or are rated below an investment grade rating by each of the rating agencies (as defined below) on any date during the period commencing 60 days prior to the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of the change of control (which 60-day period shall be extended so long as the rating of the debt securities of the applicable series is under publicly announced consideration for possible downgrade by either of the rating agencies), provided that a below investment grade rating event otherwise arising by virtue of a particular reduction in, or termination of, any rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a below investment grade rating event for purposes of the definition of change of control triggering event hereunder) if the rating agency or rating agencies ceasing to rate the debt securities of the applicable series or making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the termination or reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the below investment grade rating event).

The term “change of control” means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its subsidiaries taken as a whole to any person or group of related persons for purposes of Section 13(d) of the Exchange Act other than the Company or one of its subsidiaries; (b) the approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the indenture); (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or group (other than one of our subsidiaries) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of our voting stock; (d) we consolidate with or merge with or into any person, or any person consolidates with, or merges with or into us, pursuant to a transaction in which any of the outstanding voting stock of the Company or such other person is converted into or exchanged for cash, securities or other property (except when our voting stock is converted into, or exchanged for, at least a majority of the voting stock of the surviving person immediately after giving effect to the transaction); or (e) the first day on which a majority of the members of our board of directors are not continuing directors.

Holders may not be entitled to require us to purchase their debt securities in certain circumstances involving our board of directors, including in connection with a proxy contest, where our board of directors initially publicly opposes the election of a dissident slate of directors, but subsequently approves such directors as continuing directors for purposes of the indenture. This may result in a change in the composition of the board of directors that, but for such subsequent approval, would have otherwise constituted a change of control requiring a repurchase offer under the terms of the indenture.

The definition of change of control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties and assets of the Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of debt securities to require us to repurchase its debt securities as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties and assets of the Company and its subsidiaries taken as a whole to another person or group may be uncertain.

The term “change of control triggering event” means the occurrence of both a change of control and a below investment grade rating event.

The term “continuing directors” means, as of any date of determination, any member of our board of directors who (a) was a member of such board of directors on the date of the consummation of the Merger; or (b) was nominated for election or elected to our board of directors with the approval of at least a majority of the continuing directors who were members of our board of directors at the time of such nomination or election (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

The term “investment grade rating” means a rating of Baa3 (or better) by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- (or better) by S&P (or its equivalent under any successor rating category of S&P), respectively, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “rating agency.”

The term “Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

The term “person” includes any individual, corporation, partnership, limited partnership, general partnership, limited liability company, limited liability partnership, business trust, association, joint stock company, joint venture, trust, trust company, bank, association, land trust, business trust or other organizations, whether or not legal entities, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

The term “rating agency” or “rating agencies” means each of Moody’s and S&P; provided that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such rating agency that is reasonably acceptable to the trustee.

The term “S&P” means S&P Global Ratings (f/k/a Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.) and its successors.

The term “voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

Merger, Consolidation and Sale of Assets

We have agreed, with respect to each series of debt securities, not to consolidate with or merge with or into any other person, permit any other person to consolidate with or merge with and into us or convey, transfer or lease all or substantially all of our properties and assets to any other person, unless:

•	we are the surviving entity or our successor is an entity organized and existing under the laws of the United States of America, any state or the District of Columbia;

•	our successor will expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and any premium and interest on the outstanding debt securities and the performance and observance of every covenant in the indenture that we would otherwise have to perform or observe;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any of our subsidiaries as a result of such transaction as having been incurred by us or any of our subsidiaries at the time of such transaction, there will not be any event of default or event which, after notice or lapse of time or both, would become an event of default;

•	if, as a result of any such transaction, our property or assets would become subject to a lien which would not be permitted under “—Limitations on Liens,” we or our successor shall take those steps that are necessary to secure all outstanding debt securities equally and ratably with the indebtedness secured by that lien; and

•	we will have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation or transfer and supplemental indenture, if applicable, comply with the indenture and that all conditions precedent to the consummation of the particular transaction under the indenture have been complied with.

Upon any consolidation or merger with or into any other person or any conveyance, transfer or lease of all or substantially all of our properties and assets to any other person, the successor person will succeed to, and be substituted for, us under the indenture, and we, except in the case of a lease, will be relieved of all obligations and covenants under the debt securities and the indenture to the extent we were the predecessor person.

For purposes of this covenant, the conveyance, transfer or lease of all or substantially all of the properties and assets of one or more of our subsidiaries, which properties and assets, if held by us instead of such subsidiaries, would constitute all or substantially all of our properties and assets on a consolidated basis, shall be deemed to be the transfer of all or substantially all of our properties and assets.

Limitations on Liens

Neither we nor any restricted subsidiary may create or assume, except in our favor or in favor of one or more of our wholly-owned subsidiaries, any mortgage, pledge, lien or encumbrance (as used in this paragraph, “liens”) on any property now owned or hereafter acquired by us or any restricted subsidiary, or permit any such subsidiary to do so, unless the outstanding debt securities of each series are secured equally and ratably with (or prior to) the obligations so secured by such lien, except that the foregoing restrictions do not apply to the following types of liens:

(a) liens in connection with workers’ compensation, unemployment insurance or other social security obligations (which phrase shall not be construed to refer to ERISA or the minimum funding obligations under Section 412 of the Internal Revenue Code of 1986, as amended (the “code”));

(b) liens to secure the performance of bids, tenders, letters of credit, contracts (other than contracts for the payment of indebtedness), leases, statutory obligations, surety, customs, appeal, performance and payment bonds and other obligations of like nature, in each such case arising in the ordinary course of business;

(c) mechanics’, workmen’s, carriers’, warehousemen’s, materialmen’s, landlords’, or other like liens arising in the ordinary course of business with respect to obligations that are not due or which are being contested in good faith and by appropriate action;

(d) liens for taxes, assessments, fees or governmental charges or levies that are not delinquent or which are payable without penalty, or which are being contested in good faith and by appropriate action, and in respect of which adequate reserves shall have been established in accordance with GAAP on our books or the books of any of our subsidiaries;

(e) liens consisting of attachments, judgments or awards against us or any of our subsidiaries, with respect to which an appeal or proceeding for review shall be pending or a stay of execution shall have been obtained, or which are otherwise being contested in good faith and by appropriate action, and in respect of which adequate reserves shall have been established in accordance with GAAP on our books or the books of any of our subsidiaries;

(f) easements, rights of way, restrictions, leases of property to others, easements for installations of public utilities, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting property which in the aggregate do not materially adversely affect the value of such property or materially impair its use for the operations of our business or the business of any of our subsidiaries;

(g) liens existing on the date of the supplemental indenture or officers’ certificate pursuant to which the applicable debt securities are issued and securing indebtedness or other obligations of Express Scripts, Inc. or any of its subsidiaries;

(h) statutory liens in favor of lessors arising in connection with property leased to us or any of our subsidiaries;

(i) liens on margin stock to the extent that a prohibition on such liens pursuant to this provision would violate Regulation U of the United States Federal Reserve Board, as amended;

(j) purchase money liens on property hereafter acquired by us or any of our subsidiaries, created within 180 days of such acquisition (or in the case of real property, completion of construction including any improvements or the commencement of operation of the property, whichever occurs later) to secure or provide for the payment or financing of all or any part of the purchase price thereof, provided that the lien secured thereby shall attach only to the property so acquired and related assets (except that individual financings by one person (or an affiliate thereof) may be cross-collateralized to other financings provided by such person and its affiliates that are independently permitted by this clause (j));

(k) liens in respect of permitted sale-leaseback transactions;

(l) liens on the property of a person that becomes our subsidiary; provided that (i) such liens existed at the time such person becomes a subsidiary and were not created in anticipation thereof, (ii) any such lien does not by its terms cover any property after the time such person becomes a subsidiary that was not covered immediately prior thereto and (iii) any such lien does not by its terms secure any indebtedness other than indebtedness existing immediately prior to the time such person becomes a subsidiary; provided that such indebtedness was not incurred in anticipation of such person becoming a subsidiary;

(m) liens on property and proceeds thereof existing at the time of acquisition thereof and not created in contemplation thereof;

(n) liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on the items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off) and which are within the general parameters customary in the banking industry;

(o) liens granted in connection with asset securitization transactions in an aggregate principal amount not in excess of $1.5 billion at any one time outstanding upon the granting of such liens;

(p) liens imposed in respect of environmental laws;

(q) licenses of patents, trademarks and other intellectual property rights granted by us or any of our subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of us or such subsidiary, as applicable;

(r) liens securing obligations (other than obligations representing indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into by us or any of our subsidiaries in the ordinary course of business;

(s) any extension, renewal, refinancing, substitution or replacement (or successive extensions, renewals, refinancings, substitutions or replacements), as a whole or in part, of any of the liens referred to in paragraphs (g), (j), (1) and (m) of this covenant, provided that such extension, renewal, refinancing, substitution or replacement lien shall be limited to all or any part of substantially the same property or assets that secured the lien extended, renewed, refinanced, substituted or replaced (plus improvements on such property) and the liability secured by such lien at such time is not increased;

(t) liens on proceeds of any of the assets permitted to be the subject of any lien or assignment permitted by this covenant; and

(u) other liens; provided that, without duplication, the aggregate sum of all obligations and indebtedness secured by liens permitted under this clause (u), together with all property subject to the restriction on sale and leaseback transactions described below, would not exceed 15% of our consolidated net worth, measured upon the granting of such liens based on our consolidated balance sheet for the end of the then most recent quarter for which financial statements are available.

Limitations on Sale and Leaseback Transactions

Neither we nor any restricted subsidiary may engage in sale and leaseback transactions except for permitted sale-leaseback transactions.

SEC Reports

For so long as the debt securities are outstanding, we will file with the trustee and the SEC, and transmit to holders of the debt securities, such information, documents and reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), at the times and in the manner provided pursuant to the Trust Indenture Act; provided that any such information, documents or reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed with the trustee within 15 days after the same is so required to be filed with the SEC; provided further that any such information, documents or reports filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval (or EDGAR) system will be deemed to be filed with the trustee.

Additional Guarantors

If, after the date of the indenture, any of our subsidiaries that is not already a subsidiary guarantor guarantees, becomes a borrower, issuer or guarantor under, or grants any lien to secure any obligations pursuant to, (1) the credit agreement governing our existing credit facility and term loan facility or any refinancing or replacement thereof, or (2) any other indebtedness having an aggregate principal amount outstanding in excess of 15% of our consolidated net worth as of the end of our most recent quarter for which financial statements are available (such consolidated net worth to be measured at the time of the incurrence of each such guarantee or borrowing or the granting of such lien), then in any such case such subsidiary will become a subsidiary guarantor by executing a supplemental indenture and delivering it to the trustee promptly (but in any event, within two business days of the date on which it guaranteed or incurred such indebtedness or granted such lien, as the case may be). Notwithstanding the preceding, any guarantee by a subsidiary guarantor that was issued pursuant to this paragraph solely as a result of its guarantee or incurrence of, or granting of a lien in respect of, any such indebtedness shall be automatically and unconditionally released upon the release or discharge of the guarantee that resulted in the creation of such subsidiary’s guarantee (or upon such subsidiary ceasing to be an issuer or a borrower or the release of liens granted by such subsidiary, as the case may be), except a discharge or release as a result of payment under such guarantee.

Certain Definitions

The term “consolidated net worth” means, with respect to any entity, at any date, the sum of all amounts which would be included under stockholders’ equity on a consolidated balance sheet of such entity and its subsidiaries determined in accordance with GAAP on such date or, in the event such date is not a fiscal quarter end, as of the immediately preceding fiscal quarter end.

The term “environmental laws” means any and all current or future legally binding statutes, ordinances, orders, rules, regulations, judgments, permits, licenses, authorizations, plans, directives, consent orders or consent decrees of or from any federal, state or local governmental authority, agency or court, or any other binding requirements of governmental authorities relating to (i) the protection of the environment, (ii) any activity, event or occurrence involving hazardous materials, or (iii) occupational safety and health, industrial hygiene, land use or, as relating to the environment, the protection of human, plant or animal health or welfare, in any manner applicable to us or any of our subsidiaries or any of our respective properties or facilities.

The term “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the date of the indenture (subject to certain exceptions set forth in the indenture).

The term “hazardous materials” means (i) any chemical, material or substance defined as or included in any environmental law in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “acutely hazardous waste,” “radioactive waste,” “biohazardous waste,” “pollutant,” “toxic pollutant,” “contaminant,” “restricted hazardous waste,” “infectious waste,” “toxic substances,” or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable environmental laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any friable asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticide; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority pursuant to environmental laws.

The term “permitted sale-leaseback transactions” means sales or transfers by us or any of our subsidiaries of any real property, improvements, fixtures, machinery and/or equipment with the intention of taking back a lease thereof; provided, however, that “permitted sale-leaseback transactions” shall not include such transactions involving machinery and/or equipment (excluding any lease for a temporary period of not more than 36 months with the intent that the use of the subject machinery and/or equipment will be discontinued at or before the expiration of such period) relating to facilities (a) in full operation for more than 180 days as of the date of the supplemental indenture or officers’ certificate pursuant to which the applicable debt securities are issued and (b) that are material to our business and the business of our subsidiaries taken as a whole, to the extent that the sum of the aggregate sale price of such machinery and/or equipment from time to time involved in such transactions (giving effect to payment in full under any such transaction and excluding the applied amounts, as defined in the following sentence), plus the amount of obligations and indebtedness from time to time secured by liens permitted under clause (u) in the lien covenant, exceeds 15% of our consolidated net worth. For purposes of this definition, “applied amounts” means an amount (which may be conclusively determined by our board of directors) equal to the greater of (i) capitalized rent with respect to the applicable machinery and/or equipment and (ii) the fair value of the applicable machinery and/or equipment that is applied within 180 days of the applicable transaction or transactions to repayment of the debt securities or to the repayment of any indebtedness which, in accordance with GAAP, is classified as long-term debt and that is on parity with the debt securities.

The term “property” means, with respect to any person, all types of real, personal or mixed property and all types of tangible or intangible property owned or leased by such person.

The term “restricted subsidiary” means any of our subsidiaries that is not an unrestricted subsidiary.

The term “subsidiary” of any person means (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person (or a combination thereof), (ii) any partnership, limited liability company or similar pass-through entity the sole general partner or the managing general partner or managing member of which is such person or a subsidiary of such person and (iii) any partnership, limited liability company or similar pass-through entity the only general partners, managing members or persons, however designated in corresponding roles, of which are such person or one or more subsidiaries of such person (or any combination thereof).

The term “unrestricted subsidiary” means any of our subsidiaries that from time to time is not a subsidiary guarantor or required to be a subsidiary guarantor.

The term “wholly owned subsidiary” of any person means (i) any corporation, association or other business entity of which 100% of the shares of capital stock or other equity interests is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person (or a combination thereof) and (ii) any partnership, limited liability company or similar pass-through entity the sole partners, members or persons, however designated in corresponding roles, of which are such person or one or more subsidiaries of such person (or any combination thereof).

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

(1) failure to pay any interest on any debt securities of that series when due and payable and continuance of such default for a period of 30 days;

(2) failure to pay principal of or any premium on any debt security of that series when due and payable;

(3) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any restricted subsidiary (or the payment of which is guaranteed by any restricted subsidiary), if that default is caused by a failure to pay principal at its stated maturity after giving effect to any applicable grace period, or results in the acceleration of such indebtedness prior to its stated maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other indebtedness under which there has been a payment default after stated maturity or the maturity of which has been so accelerated, aggregates $100 million or more;

(4) default in the performance, or breach, of any covenant, agreement or warranty in the indenture or in any supplemental indenture or officers’ certificate issued pursuant to the indenture that is applicable to such securities and continuance of such default for a period of 60 days after written notice has been given to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series, a written notice, specifying such default or breach and requiring it to be remedied, as provided in the indenture;

(5) certain events of bankruptcy, insolvency or reorganization affecting us or any subsidiary guarantors; or

(6) a guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or the guarantee is found to be invalid or a subsidiary guarantor denies its liability under a guarantee (other than by reason of release of the subsidiary guarantor in accordance with the terms of the indenture).

If an event of default (other than an event of default described in clause (5) above) with respect to the debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may require us to repay immediately the principal of and any unpaid premium and interest on (or, in the case of any Original Issue Discount Security, such portion of the principal amount of such security as may be specified in the terms of such security) all debt securities of the affected securities. An event of default described in clauses (5) above shall cause the principal amount of and any unpaid premium and interest on (or, if any Securities of that series are Original Issue Discount Securities, such portion of the principal amount of such Securities as may be specified by the terms thereof) all the debt securities of all series to become immediately due and payable without any declaration or other act by the trustee, holders or any other party. For information as to waiver of defaults, see “—Modification and Waiver” below.

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default has occurred and is continuing, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any holder of debt securities, unless such holders offer to the trustee indemnity reasonably satisfactory to it. The holders of at least a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

•	such holder has previously given the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series have made a written request to pursue the remedy, and such holders have offered, and if requested provided, the trustee indemnity reasonably satisfactory to it against any loss, liability or expense incurred in connection with such pursuit;

•	the trustee has failed to comply with the request within 60 days after receipt of such notice, request and offer of indemnity; and

•	the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

Notwithstanding any other provision of the indenture, the holder of any debt security shall have the right, which is absolute and unconditional, to receive payment of the principal of and any premium and (subject to certain provisions the indenture) interest on such debt security on the respective stated maturities expressed in such debt security (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.

We will promptly notify the trustee in writing upon becoming aware of the occurrence of any default or event of default. In addition, we shall furnish to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate stating whether the officers certifying therein have actual knowledge of any default or event of default by us in performing any of our obligations under the indenture or the debt securities and describing any such default or event of default.

Modification and Waiver

Unless otherwise specified in the prospectus supplement, modifications and amendments of the indenture may be made by us, our subsidiary guarantors, if applicable, and the trustee with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal of, or any premium or interest on, any debt security;

•	reduce the amount of principal of, or any premium or interest on, any debt security payable upon acceleration of the maturity of such debt security;

•	change the place, manner or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment due with respect to any debt securities;

•	except as provided in the indenture, release the guarantee of a subsidiary guarantor;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	modify such provisions with respect to modification, amendment or waiver; or

•	change the ranking of any series of debt securities.

Unless otherwise specified in the prospectus supplement, the holders of a majority in principal amount of the outstanding debt securities of any series may, by notice to the trustee, waive compliance by us with certain restrictive provisions of the indenture. The holders of at least a majority in principal amount of the outstanding debt securities of any series may also waive any past default under the indenture with respect to such series, except a default:

•	in the payment of principal, premium or interest or the payment of any redemption, purchase or repurchase price; or

•	of certain covenants and provisions of the indenture which cannot be amended without the consent of each holder of the outstanding debt securities of such series.

Satisfaction and Discharge

The indenture shall cease to be of further effect as to any series of debt securities (except as to any surviving rights expressly provided for in the indenture or in a supplemental indenture or officers’ certificate delivered pursuant to the indenture) when:

•	we deliver to the trustee all outstanding debt securities of a series (except for the debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid and debt securities of such securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us or discharged from such trust) for cancellation; or

•

all outstanding debt securities of a series that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year, or, if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the trustee in our name and at our expense, and in any case we have irrevocably deposited with the trustee (or another trustee which satisfies the requirements contemplated by the indenture and agrees to comply with the provisions applicable to it) in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of such debt securities money or U.S. government obligations, or both, in an amount sufficient, without consideration of reinvestment of interest, to pay and discharge, and which shall be applied by the trustee (or any such other qualifying trustee) to pay and discharge, the principal of and any premium and interest on such series of debt securities not previously delivered to the trustee for cancellation at the respective stated maturity or redemption date;

and, in either case, we have paid or caused to be paid all other sums payable by us under the indenture and we have delivered an officers’ certificate and an opinion of counsel to the trustee stating that we have satisfied all conditions precedent to satisfaction and discharge of the indenture with respect to such series of debt securities.

Legal Defeasance and Covenant Defeasance

Legal Defeasance. We at any time may terminate all of our obligations under the debt securities of a particular series and the indenture (except for certain obligations to convert, exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the irrevocable deposit in trust for the benefit of the holders of such debt securities of money or U.S. government obligations, or both, in an amount sufficient, without consideration of reinvestment of interest, to pay the principal of and any premium and interest on such debt securities on the respective stated maturities or on the respective redemption date, as the case may be, in accordance with the terms of the indenture and such debt securities. Such defeasance or discharge may occur only if, among other things:

(1) we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and legal defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and legal defeasance were not to occur;

(2) no event of default or event that with the passing of time or the giving of notice, or both, would constitute an event of default shall have occurred and be continuing at the time of such deposit or, with respect to any event of default described in clause (5) under “—Events of Default,” at any time on or prior to the 90th day after such deposit;

(3) such defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound; and

(4) such defeasance will not cause the trust so created to constitute an investment company within the meaning of the Investment Company Act of 1940.

Covenant Defeasance. The indenture provides that we may terminate our obligations under certain restrictive covenants, including those that may be described in the applicable prospectus supplement, and the occurrence of certain events of default which are described above in clause (4) under “—Events of Default” and any that may be described in the applicable prospectus supplement, shall not be deemed to either be or result in an event of default with respect to such debt securities. In order to exercise such option, we must irrevocably deposit, in trust for the benefit of the holders of such debt securities, money or U.S. government obligations, or both, in an amount sufficient, without consideration of reinvestment of interest, to pay the principal of and any premium and interest on such debt securities on the respective stated maturities or on the respective redemption date, as the case may be, in accordance with the terms of the indenture and such debt securities. Such covenant defeasance may occur only if we have delivered to the trustee an opinion of counsel that in effect says that holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance were not to occur, and the requirements set forth in clauses (2), (3), and (4) under the heading “—Legal Defeasance” above are satisfied.

Governing Law

The debt securities and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or debt securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common stock, preferred stock or debt securities at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common stock, preferred stock or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase common stock, preferred stock, debt securities or other securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of common stock, preferred stock, debt securities or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each security holder;

•	the number and terms of each share of common stock, preferred stock, debt securities or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts for the purchase or sale of common stock, preferred stock or debt securities issued by us or by third parties as specified in the applicable prospectus supplement. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The price per security and the number of securities may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula set forth in the applicable purchase contracts.

The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as “purchase units.” The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The prospectus supplement relating to any purchase contracts or purchase units we may offer will contain the specific terms of the purchase contracts or purchase units. These terms may include the following:

•	whether the purchase contracts obligate the holder to purchase or sell, or both, our common stock, preferred stock or debt securities, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered global form.

The description in the applicable prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any applicable prospectus supplement in their entirety.

SELLING SECURITY HOLDERS

Information about selling security holders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

PLAN OF DISTRIBUTION

We or the selling security holders may sell the securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or free writing prospectus, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or free writing prospectus, as the case may be.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents, selling security holders or direct purchasers and their compensation in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act which are incorporated by reference.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to Express Scripts Holding Company’s Current Report on Form 8-K dated November 14, 2017 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Express Scripts Holding Company for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference

Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Express Scripts Holding Company.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act and applicable SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 14, 2017 (except for the financial statements included therein, which have been superseded by the financial statements included in our Current Report on Form 8-K filed on November 14, 2017);

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed on April 24, 2017, the quarter ended June 30, 2017, filed on July 25, 2017, and the quarter ended September 30, 2017, filed on October 24, 2017 (except for the financial statements included in such Quarterly Report, which have been superseded by the financial statements included in our Current Report on Form 8-K filed on November 14, 2017);

•	the portions of our Definitive Proxy Statement on Schedule 14A filed on March 17, 2017, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

•	our Current Reports on Form 8-K filed on March 8, 2017, May 12, 2017, May 23, 2017, June 20, 2017, June 27, 2017, October 10, 2017 (except for the parts thereof furnished and not filed with the SEC), October 24, 2017 (except for the parts thereof furnished and not filed with the SEC), October 31, 2017, November 3, 2017 and November 14, 2017; and

•	the description of our common stock as contained in our Prospectus dated November 15, 2011 (filed November 18, 2011), including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents that are incorporated by reference into this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Investor Relations

Express Scripts Holding Company

One Express Way

St. Louis, Missouri 63121

(314) 810-3123

investor.relations@express-scripts.com

Express Scripts Holding Company

$500,000,000 2.600% Senior Notes due 2020

$400,000,000 Floating Rate Senior Notes due 2020

$500,000,000 3.050% Senior Notes due 2022

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Mizuho Securities
Credit Suisse	J. P. Morgan	Morgan Stanley
RBC Capital Markets		Wells Fargo Securities

Co-Managers

Credit Agricole CIB	Scotiabank	SMBC Nikko
SunTrust Robinson Humphrey	TD Securities	US Bancorp
Loop Capital Markets

November 20, 2017